UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material under §240.14a-12

Support.com, Inc.

(Name of Registrant as Specified In Its Charter)

n/a

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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SUPPORT.COM, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 19, 2010

Dear Stockholder:

We cordially invite you to attend the 2010 Annual Meeting (the “Annual Meeting”) of stockholders of Support.com, Inc. (“Support.com” or the “Company”) which will be held on Wednesday, May 19, 2010 at 4:00 p.m., Pacific Time, at the Company’s principal executive offices, located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063.

We are holding the meeting for the following purposes, as more fully described in the accompanying Proxy Statement:

1. To elect seven directors to serve on the Board of Directors until the 2011 Annual Meeting of Stockholders, and thereafter until their successors are elected and qualified;

2. To adopt and approve the Company’s 2010 Equity and Performance Incentive Plan;

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010; and

4. To transact such other business as may properly be brought before the meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Only stockholders of record as of the close of business on March 22, 2010 are entitled to notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be available at our principal executive offices, located at 1900 Seaport Blvd., Third Floor, Redwood City, California 94063, for ten days before the meeting. Any registered stockholder in attendance at the Annual Meeting and entitled to vote may do so in person, even if such stockholder returned a proxy.

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the meeting, we urge you to vote your shares at your earliest convenience. Please sign and return the enclosed proxy card as soon as possible in the envelope provided, or vote by telephone or via the Internet as provided in the proxy card. Voting by proxy will ensure your representation at the Annual Meeting if you do not attend in person. If you attend the meeting, you can revoke your proxy at any time before it is exercised at the meeting and vote your shares personally by following the procedures described in the accompanying proxy statement.

We look forward to seeing you.

Sincerely,

Greg Wrenn

Vice President, General Counsel and Secretary

Redwood City, California

April 12, 2010

SUPPORT.COM, INC.

1900 SEAPORT BOULEVARD, 3RD FLOOR

REDWOOD CITY, CA 94063

PROXY STATEMENT FOR

2010 ANNUAL MEETING OF STOCKHOLDERS

To be Held on May 19, 2010

General

The enclosed Proxy is solicited on behalf of the Board of Directors (the “Board”) of Support.com, Inc. (“Support.com” or “the Company”) for use at the Annual Meeting of Shareholders (the “Annual Meeting”), to be held at our principal executive offices located at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California, 94063, on Wednesday, May 19, 2010, at 4:00 p.m., Pacific Time, and at any adjournments or postponements thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders.

Our principal executive offices are located at the address listed at the top of the page, and the telephone number there is (650) 556-9440.

Record Date, Voting and Quorum

Our board of directors fixed the close of business on March 22, 2010 as the Record Date for the determination of holders of our outstanding shares entitled to notice of, and to vote on, all matters presented at the Annual Meeting. Such stockholders will be entitled to one vote for each share held on each matter submitted to a vote at the Annual Meeting. As of the Record Date, there were approximately 46,475,313 shares of our Common Stock issued and outstanding. This proxy statement, the accompanying form of proxy card and the Company’s annual report to stockholders are first being mailed on or about April 15, 2010 to all stockholders of record at the close of business on March 22, 2010.

The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of our Common Stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a proposal or marked “ABSTAIN” are treated as being present at the Annual Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting with respect to such proposal. Broker “non-votes” are also included for purposes of determining whether a quorum of shares of Common Stock is present at the Annual Meeting. A broker “non-vote” occurs when a nominee holding shares of common stock for the beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Required Vote

On all matters, each share has one vote. Directors are elected by a plurality vote. Therefore, the nominees for the seven director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors. With respect to the proposal regarding the election of our directors, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, therefore, they do not have the effect of votes “AGAINST” such proposal. The proposals to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010 and to approve the 2010 Equity and Performance Incentive Plan require the affirmative vote of the holders of a majority of the outstanding shares as of the Record Date that are present in person or represented by proxy at the Annual Meeting and entitled to vote. Therefore, neither broker “non-votes” nor abstentions are included in the tabulation of the voting results and, accordingly, they do not have the effect of votes “AGAINST” such proposals.

Voting

Stockholders may vote their shares:

•	by attending the Annual Meeting and voting their shares of Common Stock in person;

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed post-prepaid envelope;

•	by following the instructions for Internet voting printed on your proxy card; or

•	by using the telephone number printed on your proxy card.

Our Board is asking you to give your proxy to Joshua Pickus, our President and Chief Executive Officer, and Greg Wrenn, our Vice President, General Counsel and Secretary. Giving your proxy to Mr. Pickus and Mr. Wrenn means that you authorize Mr. Pickus, Mr. Wrenn or either of them to vote your shares at the Annual Meeting. You may vote “FOR” or “AGAINST” the proposals or abstain from voting. All valid proxies received prior to the Annual Meeting will be voted. All shares represented by a proxy will be voted, and where a stockholder specifies by means of the proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specification so made. If no choice is indicated on the proxy, the shares will be voted (i) “FOR” the proposal to elect Kevin C. Eichler, Shawn Farshchi, Mark Fries, Michael Linton, J. Martin O’Malley, Joshua Pickus and Jim Stephens to the board of directors until our 2011 Annual Meeting of stockholders and thereafter until their successors are elected and qualified, (ii) “FOR” the proposal to adopt and approve the 2010 Equity and Performance Incentive Plan, (iii) “FOR” the proposal to appoint Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2010, and (iv) as the proxy holders may determine in their discretion with respect to any amendments or variations to these matters and any other matters that properly come before the Annual Meeting.

Stockholders who have questions or requests for assistance in completing or submitting proxy cards should contact Carolyn Bass, Investor Relations, at (415) 445-3232.

Stockholders who have their shares in “street name,” meaning the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares to vote their shares or obtain a proxy from the record holder to vote their shares at the Annual Meeting.

Revocability of Proxies

A stockholder giving a proxy has the power to revoke his or her proxy, at any time prior to the time it is voted, by:

•	delivering to our principal offices (Attention: Investor Relations) a written instrument that revokes the proxy;

•	submitting another properly completed proxy with a later date; or

•	attending the Annual Meeting and voting in person.

Simply attending the Annual Meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other nominee to revoke a previously given proxy.

The form of proxy accompanying this proxy statement confers discretionary authority upon the named proxy holders with respect to amendments or variations to the matters identified in the accompanying Notice of Annual Meeting and with respect to any other matters which may properly come before the Annual Meeting. As of the date of this proxy statement, management knows of no such amendment or variation or of any matters expected to come before the Annual Meeting which are not referred to in the accompanying Notice of Annual Meeting.

Attendance at the Annual Meeting

Only holders of the shares of our outstanding Common Stock, their proxy holders, and guests we may invite may attend the Annual Meeting. If you wish to attend the Annual Meeting in person but you hold your shares through someone else, such as a broker, you must bring proof of your ownership and photo identification to the Annual Meeting. For example, you could bring an account statement showing that you beneficially owned shares of our Common Stock as of the Record Date as acceptable proof of ownership. You must also contact your broker and follow its instructions in order to vote your shares at the Annual Meeting. You may not vote your shares at the Annual Meeting unless you have first followed the procedures outlined by your broker.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. These people will not receive compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will bear the cost of printing and mailing proxy materials, including the reasonable expenses of brokerage firms and others for forwarding the proxy materials to beneficial owners of Common Stock. We have also retained Morrow & Co., LLC, 470 West Avenue, Stamford, CT 06902, a proxy solicitation firm, to assist in the solicitation of proxies for a fee of approximately $10,000 to $15,000, plus out-of-pocket expenses.

Other Business

We are not currently aware of any business to be acted upon at the Annual Meeting other than the matters discussed in this proxy statement. Under our amended and restated bylaws, business transacted at the Annual Meeting is limited to matters relating to the purposes stated in the Notice of Annual Meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the Annual Meeting, or at any adjournment of the Annual Meeting, we intend that shares of our outstanding Common Stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the Annual Meeting.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE PROXY CARD AND RETURN IT PROMPTLY, OR VOTE BY TELEPHONE OR VIA THE INTERNET BY FOLLOWING THE DIRECTIONS ON THE PROXY CARD. BY RETURNING YOUR PROXY CARD OR VOTING BY PHONE OR THE INTERNET PROMPTLY, YOU CAN HELP US AVOID THE EXPENSE OF FOLLOW-UP MAILINGS TO ENSURE A QUORUM IS PRESENT AT THE ANNUAL MEETING. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY REVOKE A PRIOR PROXY AND VOTE THEIR SHARES IN PERSON AS SET FORTH IN THIS PROXY STATEMENT.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board has nominated directors Eichler, Farshchi, Fries, Linton, O’Malley, Pickus and Stephens to be elected to serve one-year terms or until their successors are duly elected and qualified. Holders of proxies solicited by this proxy statement will vote the proxies received by them as directed on the proxy card or, if no direction is made, for the election of the Board’s seven nominees. If any nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxy holders will vote for a nominee designated by the present Board to fill the vacancy.

Required Vote

The nominees for the seven director seats who receive the most affirmative votes of shares outstanding as of the Record Date that are present in person or represented by proxy at the Annual Meeting will be elected to serve as directors.

The Board of Directors recommends a vote “FOR” election as director of the nominees set forth above.

BOARD OF DIRECTORS AND NOMINEES

The Board consists of seven directors, all of whom have been nominated by the Board for re-election at the Annual Meeting. All of the directors elected at the Annual Meeting are to serve until the next annual meeting of stockholders and thereafter until their successors are elected and qualified. Unless otherwise directed, the proxy holders will vote the proxies received by them for the seven nominees named below. If any of the seven nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

Names of the nominees and certain biographical information about them as of April 1, 2010 are set forth below:

KEVIN C. EICHLER, age 50, has served as a member of the Board since February 2003 and became Chairman of the Board in May 2006. Since July 2009, Mr. Eichler has served as the Chief Financial Officer of Ultra Clean Holdings, Inc., a developer and supplier of subsystems for the semiconductor capital equipment, flat panel, energy, and medical device industries. From January 2008 to March 2009, Mr. Eichler was Chief Financial Officer of Credence Systems Corporation, a global provider of test solutions for the semiconductor industry. From March 2006 until December 2007, Mr. Eichler served as Executive Vice President of Operations and Chief Financial Officer of MarketTools, Inc, an online marketing research company. From May 1998 until February 2006, Mr. Eichler served as Vice President, Chief Financial Officer and Treasurer of MIPS Technologies, Inc., a provider of processor architectures and cores for digital consumer and business applications. Mr. Eichler also serves on the board of directors of Magma Design Automation, Inc., a provider of electronic design automation software and design services. From March 2004 to July 2009, Mr. Eichler served on the board of directors of Ultra Clean Holdings, Inc. Mr. Eichler holds a B.S. in accounting from St. John’s University.

Mr. Eichler brings strategic and financial management experience, as well as knowledge of Support.com’s operating history and experience, to the Board. His experience as an executive officer and director of other publicly held companies is valuable in providing insight on effective management and best practices for Support.com’s board and committees. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Eichler should serve as a director of Support.com.

SHAWN FARSHCHI, age 52, has served as a member of the Board since February 2007. Since December 2006, Mr. Farshchi has served as Chief Operating Officer of Coremetrics Inc., an on-demand web analytics application solution provider. From January 2003 until December 2006, Mr. Farshchi served as Chief

Information Officer and Vice President of Technical Operations at WebEx Communications, Inc., a multimedia collaboration service company. From January 2002 until December 2002, Mr. Farshchi served as Regional Vice President of Managed Services at Oracle Corporation, a database and enterprise application software company. Mr. Farshchi also serves on the board of directors of NewLineNoosh, a provider of print procurement BPO services and software solutions. Mr. Farshchi holds a B.S. in Electrical Engineering from California State University San Francisco and an MBA from Golden Gate University in San Francisco, California.

Mr. Farshchi brings technical understanding and knowledge, as well as operational management experience, to the Board. His experience with consumer-oriented businesses is helpful to us as we build out our consumer offerings. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Farshchi should serve as a director of Support.com.

MARK FRIES, age 46, has served as a member of the Board since August 2009. From 1999 to 2009, Mr. Fries was employed by Best Buy Companies, Minneapolis, Minnesota, most recently as Vice President of Enterprise Services Strategy and Partnerships (2005 – 2009), where his responsibilities included work related to the Geek Squad. His previous roles at Best Buy Companies included Vice President & Program Executive, Customer Centricity Initiative (2004 – 2005); Vice President, Innovation Development (2003 – 2004); Vice President, Strategy, Innovation and Operations (2002 – 2003); Director, Strategic Alliances and Business Development Operations (2000 – 2002); and Manager, Strategic Alliances (1999 – 2000). Mr. Fries holds a B.S. from the University of Illinois at Urbana — Champaign, and an M.B.A. from the University of Minnesota — Twin Cities.

Mr. Fries brings sales, business development and strategy experience to the Board. Mr. Fries’ experience with technology service offerings and with the retail industry, including 10 years of senior positions with Best Buy, which operates the Geek Squad, gives him a perspective on Support.com’s technology services business and our retail distribution relationships. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Fries should serve as a director of Support.com.

MICHAEL LINTON, age 53, has served as a member of the Board since February 2010. Mr. Linton held executive positions at eBay from December 2006 to March 2009, including Chief Marketing Officer and Senior Vice President for eBay Motors, eBay Canada, Half.com, eBay Stores and ProStores. Prior to this, Mr. Linton was Executive Vice President and Chief Marketing Officer for Best Buy Companies from January 1999 through August 2006. Mr. Linton also serves on the board of directors of Peets Coffee & Tea. Mr. Linton holds a B.S. from Bowling Green State University, and an M.B.A. from the Fuqua School of Business at Duke University.

Mr. Linton brings marketing and operational experience to the Board. His extensive experience with consumer-facing companies such as eBay, Best Buy, and Peets Coffee & Tea aids the Board in consideration of Support.com’s consumer business. His experience as a director of another publicly held company is valuable in providing insight on effective management and best practices for Support.com’s board and committees. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Linton should serve as a director of Support.com.

J. MARTIN O’MALLEY, age 52, has served as a member of the Board since April 2006. Since July 2005, Mr. O’Malley has served as a Managing Director with WTAS, LLC, a tax and financial advisory firm. From January 2005 until July 2005, Mr. O’Malley served as a Managing Director with Alvarez and Marsal, a tax and financial advisory firm. From June 2002 until December 2004, Mr. O’Malley served as a Partner with PricewaterhouseCoopers, an accounting firm. From September 1992 until June 2002, Mr. O’Malley served as a Partner with Arthur Andersen, an accounting firm. Mr. O’Malley holds a B.S./B.A. degree from Georgetown University.

Mr. O’Malley brings financial and accounting experience, as well as knowledge of Support.com’s history and experience, to the Board. Mr. O’Malley provides the Board with valuable insight into financial management, disclosure issues and tax matters relevant to Support.com’s business. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. O’Malley should serve as a director of Support.com.

JOSHUA PICKUS, age 49, joined Support.com as President and Chief Executive Officer and a member of the Board in April 2006. Mr. Pickus served as Senior Vice President and General Manager of the Clarity Division of Computer Associates, an IT management software company, from August 2005 until April 2006. From November 1999 until August 2005, Mr. Pickus served in a number of executive positions at Niku Corporation, an IT governance software company, including President and Chief Executive Officer from November 2002 until August 2005, Chief Financial Officer, from April 2001 to October 2002, and President of Vertical Markets from November 1999 to March 2001. Mr. Pickus also serves on the board of directors of DemandTec, Inc., an on-demand software company focused on price optimization for retailers and consumer packaged goods companies. Mr. Pickus holds a B.A. from Princeton University and a J.D. from University of Chicago School of Law.

Mr. Pickus brings business development, operational and financial management experience to the Board. His training as a lawyer also gives him a legal perspective from which to view the Board’s and Support.com’s operations. His experience as a director of another publicly held company is valuable in providing insight on effective management and best practices for Support.com’s board and committees. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Pickus should serve as a director of Support.com.

JIM STEPHENS, age 52, has served as a member of the Board since October 2006. From February 1990 until November 2005, Mr. Stephens was employed in various positions by Adobe Systems Inc., a software company, most recently as Senior Vice President of Worldwide Sales and Field Operations. Mr. Stephens holds a B.B.A. from Southern Methodist University.

Mr. Stephens brings to the Board experience in sales, marketing and mergers and acquisitions, as well as knowledge of Support.com’s history and experience. Mr. Stephens brings experience from 15 years of service in the consumer software industry driving growth strategies. Based on the Board’s identification of these qualifications, skills and experiences, the Board has concluded that Mr. Stephens should serve as a director of Support.com.

EXECUTIVE OFFICERS

Our executive officers and their ages as of April 1, 2010 are:

Name	Age	Position
Joshua Pickus	49	President and Chief Executive Officer
Shelly Schaffer	46	Chief Financial Officer and Executive Vice President of Finance and Administration
Anthony Rodio	44	Executive Vice President, Chief Operating Officer
Richard Mandeberg	56	Executive Vice President, Chief Revenue Officer

Joshua Pickus. Please see Mr. Pickus’ biography above under “Board of Directors and Nominees.”

Shelly Schaffer. Ms. Schaffer has served as Executive Vice President, Finance since February 2008 and as Chief Financial Officer since March 2008. During 2009, Ms. Schaffer assumed responsibility for management of the Company’s Legal and Human Resources functions as well. Ms. Schaffer was Vice President, Corporate Operations Finance at Yahoo! from January 2007 until February 2008. From September 2003 to December 2006, Ms. Schaffer served as an executive at Mercury Interactive in a number of finance roles including Vice President of Strategic Finance and Treasury and Vice President of Financial Planning and Analysis. Previously, Ms. Schaffer held senior finance roles spanning over a decade with The Coca Cola Company, Nestle Beverage Company, and Cosine Communications, a telecommunications equipment supplier. Ms. Schaffer holds a B.S. from Florida Southern College and an M.B.A. from the University of South Florida.

Anthony Rodio. Mr. Rodio has served as Executive Vice President, Chief Operating Officer, since August 2008. Mr. Rodio previously served as our Executive Vice President, Operations from January 2008 to August 2008 and as our Chief Marketing Officer from September 2006 to January 2008. Mr. Rodio was Vice President of Product Management at SideStep, an online travel company, from June 2005 to August 2006. From April 2004 to March of 2005, Mr. Rodio was Vice President of Marketing at StubHub, a secondary ticketing company. From January 2001 to April 2004, Mr. Rodio served as Senior Director Brand and Communications of the MSN division of Microsoft. Earlier in his career, Mr. Rodio held general management roles at Amazon.com and Procter & Gamble. Mr. Rodio holds a B.S. from the University of Oregon, an M.S. from Portland State University and an M.B.A. from the Olin School of Business at Washington University in St. Louis.

Richard Mandeberg. Mr. Mandeberg has served as Executive Vice President, Chief Revenue Officer, since August 2008. Mr. Mandeberg previously served as our Executive Vice President, Consumer Group from January 2008 to August 2008 and as our Senior Vice President of Consumer Business Development from December 2006 to January 2008. From September 2005 to December of 2006, Mr. Mandeberg was Executive Director of Market Development at the Consumer Branded Division of Seagate Technology. From January 2003 until September 2005, Mr. Mandeberg held various executive positions including Chief Executive Officer at Mirra, a consumer storage appliance product company, before its acquisition by Seagate. Prior to Mirra, Mr. Mandeberg was Chief Executive Officer of IQ Commerce, an online marketing and consumer services software company. Mr. Mandeberg holds a B.A. from the University of Michigan.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board is committed to sound and effective corporate governance practices designed to serve the best interests of the Company and our stockholders. These governance principles and procedures are reflected in our Corporate Governance Guidelines (the “Guidelines”). Among other matters, the Guidelines address the composition of the Board, Board operations, director qualifications and independence, director responsibilities,

Board committees, Board and management evaluation, and management succession planning. The Guidelines are available on our website at:

http://corp.support.com/sites/default/files/Corporate%20Governance%20Guidelines.pdf

Copies of the Guidelines are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Code of Ethics

Integrity is one of our core values. The Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to our employees, officers and directors. The Code of Ethics is designed to deter wrongdoing and to promote honest and ethical conduct. The Code of Ethics includes standards designed to ensure full, accurate, and timely disclosure in reports filed with the SEC, promote compliance with laws, eliminate or properly manage conflicts of interest, encourage prompt internal reporting of violations of the Code of Ethics, and ensure accountability for the adherence to the Code of Ethics. The Code of Ethics is available on our website at:

http://corp.support.com/sites/default/files/Code%20of%20Ethics_0.pdf

Copies of the Code of Ethics are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Director Independence

It is our policy that a majority of our directors be independent. The Board has determined that six of our seven directors are independent, namely our Chairman Mr. Eichler and Messrs. Farshchi, Fries, Linton, O’Malley and Stephens, based upon the listing standards of the NASDAQ Global Select Market and applicable laws and regulations. Our Board has also determined that the only director who is standing for election to the Board and is not independent is Mr. Pickus, our President and Chief Executive Officer.

Board Leadership and Risk Oversight

The Board has determined that having an independent director serve as Chairman of the Board is in the best interest of stockholders at this time. As a result, positions of Chairman of the Board and Chief Executive Officer are not currently held by the same person. This structure promotes active participation of the independent directors in setting agendas and establishing priorities for the work of the Board. This leadership structure also is believed to be preferred by a significant number of the Company’s stockholders. While the Board believes its current leadership structure is appropriate at this time, the Board may determine in the future that the positions of Chief Executive Officer and Chairman of the Board should be held by the same individual.

The Board is primarily responsible for the oversight of risks that could affect the Company. This oversight is conducted principally through committees of the Board, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees, but the full Board has retained responsibility for general oversight of risks. The Board satisfies this responsibility by requiring each committee chair to regularly report to the Board regarding the committee’s considerations and actions, and by requiring officers responsible for oversight of particular risks within the Company to report on a regular basis as well.

In addition to regular required reporting from committees and officers, the Board also hears from third-party advisors in order to maintain oversight of risks that could affect the Company, including reviews with the Company’s independent auditors and compliance experts for internal controls and tax, as well as outside counsel, compensation consultants and others. These advisors are consulted on a periodic basis and as particular issues arise in order to provide the Board with the benefit of independent expert advice and insights on risk-related matters.

The Board conducts regularly scheduled meetings throughout the year, and also acts at special meetings and by unanimous written consent, as may be appropriate. In fiscal 2009 the Board held twelve meetings. All directors attended at least 75% of the aggregate number of meetings of the Board and of the committees on which such directors served in fiscal 2009. Director attendance at the Company’s Annual Meeting is encouraged but not required. The following directors attended the 2009 Annual Meeting of stockholders: Kevin C. Eichler, Shawn Farshchi, Martin O’Malley, Joshua Pickus and Jim Stephens.

Executive Sessions

Our independent directors meet at least three times per year in executive session without management or non-independent directors present.

Committees of the Board of Directors

Our Board delegates certain responsibilities to committees of independent directors. The Board has a standing Nominating and Governance Committee, Compensation Committee, and Audit Committee. Members of these committees are selected by the Board upon the recommendation of the Nominating and Governance Committee. The charter of each of these standing Board committees is available through our website at:

http://corp.support.com/corporategovernance

Committee charters are also available in print upon written request to Support.com, Inc., Attention: Corporate Secretary, 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063.

Nominating and Governance Committee

The Nominating and Governance Committee’s primary functions are to seek and recommend to the Board qualified candidates for election or appointment to the Board, and to oversee matters of corporate governance, including the evaluation of the Board’s performance and processes and assignment of members to committees established by the Board.

From January 2009 to October 2009, the members of the Nominating and Governance Committee were Messrs. Eichler, Stephens, and Thanos. Upon Mr. Thanos’s resignation from the Board in October 2009, Mr. Fries was appointed to the Nominating and Governance Committee, and accordingly since October 2009 the members of the Nominating and Governance Committee have been Messrs. Eichler, Fries, and Stephens. Mr. Eichler serves as Chair of the Committee. The Nominating and Governance Committee held four meetings during 2009.

Compensation Committee

Our Compensation Committee’s principal responsibilities are to determine all compensation of named executive officers of the Company; act as plan administrator for our equity incentive plans; review the annual performance of the Chief Executive Officer; and provide guidance to the Chief Executive Officer for the annual performance appraisals of other named executive officers.

From January 2009 to October 2009, the members of the Compensation Committee were Messrs. O’Malley, Stephens, and Thanos. Upon Mr. Thanos’s resignation from the Board in October 2009, Mr. Fries was appointed to the Compensation Committee. From October 2009 to February 2010, the members of the Compensation Committee were Messrs. O’Malley, Fries and Stephens. In February 2010, Mr. Linton was appointed to the Compensation Committee, and accordingly the members of the Compensation Committee are currently Messrs. O’Malley, Fries, Linton and Stephens. Mr. Stephens serves as Chair of the Committee. The Compensation Committee held seven meetings during 2009.

Audit Committee

The Audit Committee’s primary functions are to approve the provision of all auditing services and to approve the terms and fees of all non-audit services provided by the independent registered public accounting firm; meet and consult with the independent registered public accounting firm; advise and assist the Board in evaluating the independent registered public accounting firm; review the financial statements to be included in filings with the SEC; and establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters.

During 2009 the members of the Audit Committee were Messrs. Eichler, Farshchi and O’Malley. Mr. O’Malley serves as Chair of the Committee. The Board has determined that Messrs. O’Malley and Eichler are financial experts, as defined under SEC rules. In addition, the Board has determined that each member of the Audit Committee is financially literate and has the requisite financial sophistication as required by the applicable listing standards of the NASDAQ Global Select Market. The Audit Committee held eight meetings during 2009.

The Audit Committee assists the Board in its general oversight of our financial reporting, internal controls and audit functions, and is directly responsible for the appointment, retention, compensation and oversight of the work of our independent registered public accounting firm. Additional information regarding the Audit Committee is included in the “Report of the Audit Committee of the Board of Directors” below.

Director Qualifications

The primary qualifications for service on the Board are a distinguished record of leadership and success, and an ability to make substantial contributions to the Board and Support.com. The Nominating and Governance Committee periodically reviews with the Board the appropriate skills and characteristics required of Board members, and will continue to do so, as the Company and its needs continue to transform in the pursuit of its long-term strategic objectives. The assessment of Board candidates includes, but is not limited to, consideration of relevant industry experience, general business experience, relevant financial experience, and compliance with independence and other qualifications necessary to satisfy any applicable securities and tax laws and the rules and regulations thereunder, as well as the rules of the NASDAQ Global Select Market.

Further, specific consideration is given to, among other things, diversity of background and the experience a candidate would bring to the Board, as stated in the Corporate Governance Guidelines adopted April 2008. The Board defines “diversity” for this purpose to include both background and experience in business, as well as in terms of the Company’s standing policies promoting diversity and non-discrimination based on factors such as race, color, national origin, religion, sexual orientation, and gender.

Director Nominations

The Nominating and Governance Committee considers and recommends candidates for Board membership. Candidates may be suggested by Board members, management, or our stockholders. The Nominating and Governance Committee also has, on occasion, retained third-party executive search firms to identify independent director candidates. After completing an evaluation and review of a director candidate, the Nominating and Governance Committee makes a recommendation to the full Board, and the Board determines whether the candidate should be nominated as a director.

The Nominating and Governance Committee will consider director candidates recommended by our stockholders. Such nominations should be directed to the Nominating and Governance Committee, c/o Corporate Secretary, at our principal executive offices: 1900 Seaport Boulevard, 3rd Floor, Redwood City, CA 94063. In addition, the stockholder must give notice of a nomination to our Corporate Secretary at the same address, and such notice must be received not less than 120 days before any meeting of stockholders called for the election of directors. However, if less than 100 days notice of the meeting is given to stockholders, such nomination must be mailed or delivered to the Corporate Secretary not later than the close of business on the 7th day following the day on which the notice of meeting was mailed.

For each proposed nominee who is not an incumbent director, the stockholder’s notice must set forth specific information called for in our bylaws. There have been no recent material changes to the procedures by which stockholders may recommend nominees for the Board of Directors.

Compensation Committee Interlocks and Insider Participation

None of the Company’s Named Executive Officers serves, nor at any time during 2009 served, as a member of the board of directors or compensation committee of any other entity whose executive officer(s) serve as a member of the Company’s Board of Directors or Compensation Committee.

Section 16(a) Beneficial Ownership Compliance

Under the securities laws of the United States, Support.com’s directors, executive officers and any persons holding more than 10% of the our common stock are required to report their initial ownership of our common stock and any subsequent changes in that ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established and we are required to identify in this proxy statement those persons who failed to timely file these reports. Based solely on a review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe that all of the Section 16 filing requirements were timely satisfied for 2009, with the exception that a late report was filed on October 9, 2009 for each of the following regarding options granted to our executive officers in our stock option exchange program which closed in August 2009: Mr. Pickus (five grants exchanged), Ms. Schaffer (one grant exchanged), Mr. Mandeberg (two grants exchanged) and Mr. Rodio (two grants exchanged).

Certain Relationships and Related-Party Transactions

We have a process for review and approval of any relationships and transactions in which we and our directors, executive officers, 5% stockholders or their immediate family members (“Related Persons”) are participants to determine whether those Related Persons may have a direct or indirect material interest. We collect and update information about the affiliations of our executive officers and directors annually though Director & Officer Questionnaires and use the list of known related parties to identify any transactions with related persons. In addition, at the close of each fiscal quarter we survey our Finance, Legal and Executive staff for knowledge of transactions with Related Persons. Our Ethics Committee reviews any such related party transactions, under the supervision of the Audit Committee. Our Ethics Committee is comprised of our General Counsel and our Chief Financial Officer.

There were no transactions in fiscal 2009 in which (a) Support.com was a participant, (b) the amount involved exceeded $120,000 and (c) any Related Person had a direct or indirect material interest.

DIRECTOR COMPENSATION

We compensate our six independent, non-employee directors for serving on our Board. We do not pay Mr. Pickus, the only Company employee serving as a director, any additional compensation for serving on our Board. Our Board reviews from time to time the compensation we pay to our non-employee directors and recommends, as appropriate, adjustments to such compensation. The compensation we pay to our non-employee directors consists of two components: equity and cash.

Equity. On the date that an individual first becomes a non-employee director, we grant him or her an option to purchase 40,000 shares of our common stock. Historically these grants were made under our 2000 Omnibus Equity Incentive Plan, which we refer to as the 2000 Plan; however, the 2000 Plan expired in February 2010. In the future, these grants will be made under our 2010 Equity and Performance Incentive Plan, so long as this plan is approved by our stockholders at the Annual Meeting. These options, under either plan, vest in equal monthly installments over a 48-month period. Historically, at the conclusion of each regular annual meeting of our stockholders, each continuing non-employee director received a grant of an option to purchase 2,000 shares of our common stock, in addition to and along with the automatic grant of an option to purchase 8,000 shares of our common stock as provided for in the 2000 Plan. Non-employee directors will continue to receive such grants under the 2010 Equity and Performance Incentive Plan at the conclusion of our annual meetings of stockholders, on the condition that the plan is approved by stockholders.

Each option granted to non-employee directors, other than the initial 40,000 share grant, immediately vests and is exercisable on the date of grant. Options granted to non-employee directors have an exercise price equal to the closing price of our common stock on the NASDAQ Global Select Market on the date of grant and a term of ten years. In addition, all options to purchase shares of our common stock previously granted to non-employee directors were amended as of March 15, 2005 to provide for immediate and full acceleration of vesting upon the occurrence of a change of control. All other option grants to non-employee directors that are not otherwise immediately vested at the time of grant will also immediately and fully vest upon a change of control.

Cash Retainer. We pay non-employee directors an annual retainer of $30,000 for serving as a director and an additional annual retainer of $10,000 to each of the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. We pay an additional annual retainer of $20,000 to the chairman of the Board. The retainers are paid quarterly.

The following table sets forth a summary of the compensation paid to our non-employee directors for service in 2009. The compensation we paid to Mr. Pickus for service in 2009 is included in the 2009 Summary Compensation Table below showing the compensation for our named executive officers. Mr. Pickus received no additional compensation for 2009 in respect of his service as a member of our board of directors.

2009 DIRECTOR COMPENSATION

Name	Retainer Fees Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Kevin C. Eichler	60,000	11,257	71,257
Shawn Farshchi	30,000	11,257	41,257
Mark Fries(2)	10,027	44,072	54,099
J. Martin O’Malley	40,000	11,257	51,257
Jim Stephens	40,000	11,257	51,257
James Thanos(3)	24,375	11,257	35,632

(1)	The amounts included in the “Option Awards” column represent the aggregate grant date fair value computed in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 718 of the non-employee directors’ stock option awards in fiscal 2009, excluding the effect of certain forfeiture assumptions. See Note 1 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 for details as to the assumptions used to determine the aggregate grant date fair values of the option awards. See also our discussion of stock-based compensation under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Estimates” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Our non-employee directors had option awards outstanding as of December 31, 2009 for the following number of shares: Mr. Eichler, 116,000; Mr. Farshchi, 58,333; Mr. Fries, 3,333; Mr. O’Malley, 76,666; Mr. Stephens, 61,666; and Mr. Thanos, 126,000. On June 19, 2009, each then-serving non-employee director received annual option grants for an aggregate of 10,000 shares of our common stock, each with an exercise price of $2.27. The annual option grants were immediately vested and exercisable on the grant date. With the exception of Mr. Fries, the grant date fair value of the annual option award issued to each of our non-employee directors in 2009 was $11,257, $2,251 of which related to the 2,000 share grant and $9,006 of which related to the 8,000 share grant. The grant date fair market value for the initial option grant made to Mr. Fries was $44,072.

(2)	Mr. Fries was appointed to the Board effective August 31, 2009.

(3)	Mr. Thanos tendered his resignation from the Board effective October 23, 2009.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of March 31, 2010 with respect to the beneficial ownership of shares of the Company’s common stock by: (i) each person (including any “group” as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) who is known by us to beneficially own more than 5% of the outstanding shares of our common stock; (ii) each of the Company’s named executive officers listed in the Summary Compensation Table under the section entitled “Executive Compensation”; (iii) each of our directors; and (iv) all directors and executive officers of the Company as a group. On March 31, 2010, 46,475,313 shares of the Company’s common stock were issued and outstanding. Ownership information is based upon information furnished by the respective individuals or entities, as the case may be.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned(2)	Percentage Beneficially Owned(2)
5% Stockholders:
BlackRock, Inc.(3)	5,444,258	11.7%
Symmetry Peak Management, LLC(4)	3,319,875	7.1
Dimensional Fund Advisors LP(5)	2,656,691	5.7
Royce & Associates, LLC(6)	2,536,500	5.5

Executive Officers and Directors:
Joshua Pickus(7)	931,075	2.0%
Shelly Schaffer(8)	78,933	*
Richard Mandeberg(9)	56,947	*
Anthony Rodio(10)	433,048	*
Michael Sayer(11)	30,000	*
Kevin C. Eichler(12)	118,000	*
Shawn Farshchi(13)	62,500	*
Mark Fries(14)	6,666	*
Martin O’Malley(15)	80,000	*
Jim Stephens(16)	65,833	*
Michael Linton(17)	2,500	*
All directors and executive officers as a group (10 persons)(18)	1,865,502	4.0%

*	Represents less than 1% of the outstanding shares of common stock.

(1)	The address of each executive officer and director is Support.com, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, Attention: Investor Relations.

(2)	To our knowledge, the persons named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and the information contained in the other notes to this table. Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of March 31, 2010 are deemed outstanding and beneficially owned by such person. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

(3)

Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on January 7, 2010. BlackRock Fund Advisors reported sole voting power and sole dispositive power of 5,444,258 shares of our common stock. The mailing address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(4)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 16, 2010. Symmetry Peak Management, LLC reported shared voting power and shared dispositive power of 3,319,875 shares of our common stock. The mailing address for Symmetry Peak Management, LLC is 555 East Lancaster Avenue, Radnor, PA 19087.

(5)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2010. Dimensional Fund Advisors LP (“Dimensional”), an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, may be deemed to be the beneficial owner of 2,656,691 shares of our common stock as a result of its role as investment advisor or manager to various funds. Dimensional reported sole voting power of 2,564,773 shares, and sole dispositive power of 2,656,691 shares, but disclaims beneficial ownership of such shares. The mailing address for Dimensional Fund Advisors LP is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(6)	Based solely on information reported on a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2010. Royce & Associates, LLC reported sole voting power and sole dispositive power of 2,536,500 shares of our common stock. The mailing address for Royce & Associates, LLC is 745 Fifth Avenue, New York, NY 10151.

(7)	Includes 881,675 shares subject to stock options that are exercisable within 60 days of March 31, 2010. Also includes 49,400 shares held by Pickus Family Trust. Mr. Pickus and Carey Pickus are trustees of the Pickus Family Trust and share voting and dispositive power.

(8)	Includes 77,933 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(9)	Includes 53,947 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(10)	Includes 433,048 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(11)	Based solely on information reported on a Form 4 filed with the Securities and Exchange Commission on November 21, 2007. Prior to June 30, 2009, Mr. Sayer was an executive officer of the Company. As discussed elsewhere herein, on June 30, 2009, Mr. Sayer’s employment with the Company ceased in connection with the sale of the Company’s Enterprise business.

(12)	Includes 116,000 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(13)	Includes 62,500 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(14)	Includes 6,666 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(15)	Includes 80,000 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(16)	Includes 65,833 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(17)	Includes 2,500 shares subject to stock options that are exercisable within 60 days of March 31, 2010.

(18)	Includes 1,780,102 shares subject to options that are exercisable within 60 days of March 31, 2010. As of March 31, 2010, our executive officers consisted of Josh Pickus, Shelly Schaffer, Richard Mandeberg, and Anthony Rodio. This amount does not include any securities held by Mr. Sayer because he was no longer an executive officer of the Company as of March 31, 2010.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Executive Summary

Support.com is a leading independent provider of online care for the digital home and microbusiness.

Our technology services and software products install, set-up, connect, repair and protect personal computers and related devices that are essential to consumers’ digital lives. We offer one-time services and subscriptions, and we also license software products to consumers who prefer do-it-yourself solutions.

Our Personal Technology Experts deliver our services online and by telephone, leveraging our proprietary technology platform. They are based in North America and work from their homes rather than in brick and mortar facilities. Our software products include award-winning tools designed to address some of the most common PC problem areas, including Windows registry errors, hard disk management and computer memory optimization.

Support.com was founded in 1997 as an enterprise software provider focused on technical support organizations. In 2007 we launched our consumer services business, and in 2008 began reporting two operating segments, Enterprise and Consumer. We used this segment reporting structure for all of our publicly filed financial statements beginning January 1, 2008.

In June 2009 we sold our Enterprise business, changed our name from SupportSoft, Inc. to Support.com, Inc. and focused our efforts purely on the consumer market. We added the Sammsoft family of software products to our Consumer business in December 2009 through our acquisition of substantially all of the assets of Xeriton, Inc.

As further discussed in this section, our executive compensation program was redesigned in 2009 in light of the major transformation of the Company into a smaller operation focused on a growing Consumer business. Our program is designed to reward our executive officers, consistent with our new peer group and market, when executive officers contribute to the achievement of our business objectives and create long-term stockholder value.

The following discussion and analysis explains our executive compensation program and policies for our executives who are listed in the Summary Compensation Table below for fiscal year 2009. We refer to these senior executives as our named executive officers. For 2009, our named executive officers were:

Joshua Pickus	President and Chief Executive Officer
Shelly Schaffer	Chief Financial Officer and Executive Vice President of Finance and Administration
Anthony Rodio	Executive Vice President, Chief Operating Officer
Richard Mandeberg	Executive Vice President, Chief Revenue Officer
Michael Sayer(1)	Former Executive Vice President, General Manager Enterprise

(1)	As previously reported, Mr. Sayer left his employment with us on June 30, 2009 in connection with the sale of our Enterprise business.

The following are the highlights of our 2009 executive compensation program changes:

•

New Peer Group and Benchmarking Review. We conducted a new benchmarking review of our executive compensation practices for the second half of 2009 following the sale of our Enterprise business and identified a new group of peer companies against which to gauge our compensation practices.

•

Revised Cash Incentive Compensation Plan. We adopted an amended and restated Executive Incentive Compensation Plan, reflecting the sale of our Enterprise business and our new focus on the delivery of technology services and software to consumers, which is our Company’s remaining line of business.

•

Decreased Cash Compensation; Increased Equity Component. Following the sale of our Enterprise business and the departure of Mr. Sayer in June 2009, we decreased both the annual base salary and the annual cash incentive compensation opportunity for each of our remaining four executive officers, and increased the equity component of compensation for our executive officers’ through additional stock option grants, to reflect the identification of a new peer group and the nature of our business going forward.

•

Used Pay for Performance Targets for Incentive Cash Compensation. Our named executive officers earned short-term cash incentive awards pursuant to our Executive Incentive Compensation Plan at quarterly intervals based on achievement of objectives which included some or all of the following, depending on the responsibilities of the executive: company revenue achievement, business unit revenue achievement, company operational goals, and individual project objectives. The Compensation Committee established these objectives in advance for each officer. Short-term cash incentive payments for the first half of 2009 ranged from about 50% to about 86% of the named executive officers’ base salaries. For the second half of 2009, following the decrease in annual cash compensation and annual incentive compensation as noted above, short-term cash incentive payments ranged from about 35% to about 52% of the named executive officers’ reduced base salaries.

•

Allowed Remaining Employees with Options to Exchange Long-Term Underwater Stock Options. Following the sale of our Enterprise business, we conducted a stock option exchange program open to remaining Company employees with pre-existing option grants, including named executive officers, because we believed that our outstanding “underwater” stock options were no longer effective in aligning employee and stockholder interests and motivating and retaining employees.

The discussion and analysis of our 2009 executive compensation program may include forward-looking statements, and should be read together with the compensation tables and related disclosures that follow this section.

Compensation Philosophy and Objectives

The Compensation Committee has sole authority to assess the performance of our Chief Executive Officer and determine his compensation. In general, our CEO supports our Compensation Committee with its tasks of considering and establishing executive compensation for the other named executive officers. Although our Chief Executive Officer recommends compensation for named executive officers other than himself, it is ultimately the responsibility of the Compensation Committee to set compensation for all named executive officers. Our executive compensation program has been designed by our Compensation Committee to promote two primary objectives:

•	to attract and help retain talented executives who will lead us to achieve our business objectives and create long-term stockholder value; and

•	to align executive compensation incentives with periodic and long-term company performance goals and stockholder return.

These objectives guide the compensation elements we use and our compensation decisions for individual named executive officers, as further discussed in this section.

Executive Compensation Program Design

The principal elements of our executive compensation program are base salary, short-term performance-based cash incentive awards earned on a quarterly basis, long-term equity awards earned based on our review of full-year performance, which equity awards then vest over time, and other benefits customary for our peer group.

In keeping with our philosophy of aligning pay with performance, a significant portion of our named executive officers’ compensation is “at risk” and comprised of both short-term cash incentives and long-term equity awards. For us, “at risk” compensation consists of incentive cash compensation that is directly linked to performance against quarterly objectives set by the Compensation Committee, and interests in stock option grants priced at fair market value on the grant date and vesting over multi-year periods.

We believe long-term stock option grants are particularly effective as a means of aligning the interests of our named executive officers with those of our stockholders as these awards are designed to drive both long-term company performance and retention of key executives. We believe this because the equity awards will not deliver any return to our executives unless our stock price increases after the time the award is made. Accordingly, we will normally seek to establish long-term equity incentives as a significant ongoing component of our executive compensation program. We also believe that short-term cash incentives are an important and effective way to align named executive officer pay with company performance because short-term cash incentives are actually earned only when our named executive officers help us achieve our specific short-term business objectives.

Executive Compensation Program Design Changes for 2009

Following the sale of our Enterprise business, the design of our executive compensation program changed as described below.

In June 2009, the Compensation Committee lowered both the base salary and the incentive cash compensation targets for each of our executive officers. In July 2009, the Compensation Committee approved stock option grants to our executive officers to increase the equity component of their compensation and to align their equity compensation with that of individuals performing similar roles at our newly selected peer group companies. At this time the Board adopted and made public an amended and restated 2009 Executive Incentive Compensation Plan. Following the sale of the Enterprise business, the Board also reviewed our revenue targets and determined that the previously selected revenue target for the Consumer business for 2009 would continue to be the total revenue plan for the Company for 2009. Following the third quarter of 2009, the Board eliminated the potential for overachievement against short-term cash incentive compensation targets based on Consumer revenue for 2009.

These changes generally related to our primary focus on our Consumer business (our remaining line of business following the Enterprise sale) and to our status as a smaller company with reduced revenues and a focus on long-term growth. As with other smaller public companies in technology industries, we believe it is appropriate and in the interest of our stockholders to provide our employees with a higher proportion of their total compensation in the form of equity and a lower proportion in the form of cash. We believe this helps to align our employees’ interests with our desire to achieve growth in our top line and bottom line, and it further helps us to conserve cash during a period when the Company is not generating a positive cash flow from operations.

These changes in the executive compensation program compensation in 2009 were made, in large part, based on the results of our benchmarking activities discussed below. We view our modified cash compensation and equity compensation to be competitive with that offered by companies in our newly selected peer group.

The Role of Consultants and Benchmarking Data

Historically the Compensation Committee reviewed data from a variety of sources to determine and set executive compensation, including benchmarking data and compensation information from peer companies, industry surveys, and outside compensation consultants. In 2009, the Compensation Committee together with members of our management team conducted a formal benchmarking review for purposes of:

•	evaluating our executive compensation program as whole, in light of the sale of the Enterprise business;

•	evaluating our individual named executive officer compensation; and

•	amending the Executive Incentive Compensation Plan.

The Compensation Committee directly engaged a third party consulting firm, Compensia, to identify a new group of peer companies with revenue and other characteristics comparable to us following sale of the Enterprise business. The new peer group completely replaced the former peer group. The Compensation Committee reviewed executive compensation data for the following companies comprising our newly defined peer group:

Acorn Energy, Inc.	Global Med Technologies, Inc.	Sonic Foundry, Inc.
Artificial Life, Inc.	Health Grades, Inc.	Unify Corporation
BIO-key International, Inc.	Intelli-Check — Mobilisa, Inc.	USA Technologies, Inc.
Bridgeline Software, Inc.	KIT digital, Inc.	Versant Corporation
Cover-All Technologies Inc.	Pervasive Software Inc.	WidePoint Corporation
Digimarc Corporation	Procera Networks, Inc.
eGain Communications Corporation	Salary.com, Inc.

In general, the Compensation Committee and our human resources department use the third quartile as a guideline for establishing individual compensation elements, as well as total compensation, for each of our named executive officers. We have generally benchmarked compensation against the third quartile because we have found a need to pay cash compensation in the third quartile in order to attract top executive talent. When factoring in our pay for performance philosophy and our use of “at risk” compensation, we have found that our compensation packages generally remain in the third quartile of peer companies.

In the second quarter of 2009 following the sale of our Enterprise Business, the Compensation Committee considered the benchmarking data it collected as one of many factors in assessing each individual named executive officer’s compensation, including base salary, short-term cash incentives and long-term equity awards. The Compensation Committee weighed the market data in light of the Compensation Committee’s assessment of each named executive officer’s performance, responsibilities, experience and significance to our corporate objectives, as well as our business performance as a whole. Based on its benchmarking review and its overall compensation philosophy, the Compensation Committee determined that the base salaries and target cash incentives for the named executive officers, including our Chief Executive Officer, should be decreased, beginning with the third quarter of 2009. Additionally, the Compensation Committee determined that we should issue stock option grants to each of the named executive officers to increase the equity component of their compensation in order to bring the total potential equity ownership of each officer in line with equity ownership for individuals holding equivalent roles at peer group companies.

Named Executive Officer Performance Reviews and the Role of Management

In the first quarter of 2009, the Compensation Committee established performance objectives for each named executive officer for the short-term cash incentives as further described below. The performance objectives for each executive (other than Messrs. Pickus and Sayer) were to be based on two components: company or business unit performance, and individual management by objectives (or “MBO”) goals. Annual cash incentives for Messrs. Pickus and Sayer were based solely on company and business unit performance, respectively. As noted above under “Executive Compensation Program Design Changes for 2009,” effective beginning with the third quarter of 2009, our Board of Directors implemented certain changes to the previously established performance objectives. These changes retained the previously selected revenue targets for the Consumer business for 2009, and determined that the company portion of all performance objectives would be based solely on Consumer business performance.

Elements of 2009 Executive Compensation

Our executive compensation program for 2009 consisted of the following elements:

•	Base salary;

•	Short-term, cash incentive awards;

•	Long-term, equity-based awards; and

•	Other benefits.

Base Salary

Base salary is the baseline cash compensation that we pay to our named executive officers throughout the year. Base salaries provide our named executive officers with a predictable level of income. We pay base salaries to attract and retain strong talent in our market. The Compensation Committee determines individual named executive officer salaries and does not apply any specific formula. In determining appropriate base salaries, in addition to reviewing the peer company data compiled by Compensia and market data from Radford compensation surveys, the Compensation Committee generally considers:

•	the scope of responsibility and experience of the executive officer;

•	the individual performance of each existing executive officer;

•	competitive market compensation;

•	internal equitable considerations;

•	the significance of the individual to the achievement of our corporate objectives; and

•	in the case of named executive officers other than the Chief Executive Officer, the Chief Executive Officer’s recommendation as to compensation.

Base salaries are reviewed annually by the Compensation Committee along with other elements of executive compensation.

The base salary amounts for our named executive officers for 2009 are set forth in the table below. The base salaries in effect at the beginning of 2009 were established based on offer letters that we negotiated with each named executive officer when they joined us. The only exceptions were Messrs. Rodio and Mandeberg. Mr. Rodio’s base salary amount as set forth in his employment offer letter was $220,000, but based on his contributions to our company and his anticipated future contributions, Mr. Rodio’s base salary was increased to $240,000 in 2007. Mr. Mandeberg’s base salary amount as set forth in his employment offer letter was $240,000. Based on their contributions to the company and their anticipated future contributions, the base salaries for both Mr. Mandeberg and Mr. Rodio were increased to $250,000 effective January 1, 2009 before being decreased later in the year.

Name and Title	2009 Base Salary
	January – June 2009 (annualized)	July – December 2009 (annualized)
Joshua Pickus President and Chief Executive Officer	$350,000	$325,000
Shelly Schaffer Chief Financial Officer and Executive Vice President of Finance and Administration	$265,000	$255,000
Anthony Rodio Executive Vice President, Chief Operating Officer	$250,000	$240,000
Richard Mandeberg Executive Vice President, Chief Revenue Officer	$250,000	$225,000
Michael Sayer(1) Former Executive Vice President, General Manager Enterprise	$250,000	—

(1)	By a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 23, 2009, the Company reported that Mr. Sayer would be leaving his employment with the Company effective June 30, 2009, in connection with the sale of the Company’s Enterprise business.

For more information about our named executive officers’ base salaries for 2009, see the 2009 Summary Compensation Table below.

Cash Incentive Awards

As discussed above, we pay short-term cash incentives under our 2009 annual incentive plan to attract and retain talented executives who will help us achieve our business objectives and create long-term stockholder value, and to align executive pay with achievement against near-term company performance objectives. In determining appropriate short-term cash incentive opportunities for each named executive officer, in addition to reviewing market data from Radford’s compensation surveys or, in some cases, an outside compensation consultant, the Compensation Committee considers the same factors considered in determining base salary. Actual payouts for our short-term cash incentive awards for each named executive officer are based on the achievement of specified company objectives and MBO goals established at the beginning of each quarter.

For 2009, our short-term cash incentive award payout approach was as follows:

•

no payment was made if an executive failed to achieve minimum expectations, which were set between 57% and 80% of a specified quantitative performance objective, namely, Company revenue achievement and in some cases business unit revenue;

•	up to 100% of the target incentive compensation was paid on a sliding scale if an executive achieved between the minimum threshold referred to above and 100% of the performance objectives; and

•

each named executive officer was eligible for a payment greater than 100% of the target bonus if the executive exceeded certain of the performance objectives, subject to a cap determined by our Compensation Committee. The Company did not make any payments in excess of 100% of the target bonus for any performance objective in 2009.

The Compensation Committee determines in its sole discretion if and to what extent objectives are achieved and bonuses are payable. Pursuant to the Executive Incentive Compensation Plan, the Compensation Committee reserves the right to amend or discontinue the plan at any time in the best interests of the Company.

For 2009, the terms of our named executive officers’ short-term cash incentive awards and the payments made with respect to those awards were as follows:

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Mr. Pickus’ short-term cash incentive award was determined on a quarterly basis based on our achievement of certain financial targets and Mr. Pickus’ achievement of certain individual goals. For the first quarter of 2009, Mr. Pickus’ short-term cash incentive award was based equally on target Consumer business revenue of $3.044 million and operating income in the Enterprise business of $1.272 million. Based on the actual Consumer business revenue of $3.614 million and Enterprise business operating income of $1.798 million, Mr. Pickus received a first quarter 2009 short-term cash incentive award in the amount of $75,000. For the second quarter of 2009, Mr. Pickus’ short-term cash incentive award was based equally on target Consumer business revenue of $3.718 million and operating income in the Enterprise business of $1.639 million. Based on the actual Consumer business revenue of $3.433 million and Enterprise business operating income of $1.477 million, Mr. Pickus received a second quarter 2009 short-term cash incentive award in the amount of $66,750. For the third quarter of 2009, Mr. Pickus’ short-term cash incentive award was based 75% on target Company revenue of $4.751 million and 25% on cost of goods sold no higher than $4.167 million, with an adjustment in the event revenue for the quarter exceeds $5 million. Based on the actual Company revenue of $4.6 million and cost of goods sold, Mr. Pickus received a third quarter 2009 short-term cash incentive award in the amount of $39,997. For the fourth quarter of 2009, Mr. Pickus’ short-term cash incentive award was based 75% on target Company revenue of $6.173 million and 25% on achievement of a specified reduction in the average handle time for diagnosis and repair services compared to the third quarter of 2009. Based on the actual Company revenue of $5.848 million and final average annual handle time for diagnosis and repair services, Mr. Pickus received a fourth quarter 2009 short-term cash incentive award in the amount of $39,907. For the year 2009, Mr. Pickus actually received short-term cash incentive awards totaling $221,655.

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Ms. Schaffer’s short-term cash incentive award was determined on a quarterly basis based on our achievement of certain financial targets and Ms. Schaffer’s achievement of certain individual goals. For the first quarter of 2009, Ms. Schaffer’s short-term cash incentive award was based equally on (i) target Consumer business revenue of $3.044 million and operating income in the Enterprise business of $1.272 million and (ii) achievement of individual goals related to providing financial support of targeted 2009 projects, completion of workforce planning deliverables and meetings certain metrics for financial analyst coverage. Based on the actual Consumer business revenue of $3.614 million, Enterprise business operating income of $1.798 million and achievement of individual goals, Ms. Schaffer received a first quarter 2009 short-term cash incentive award in the amount of $33,125. For the second quarter of 2009, Ms. Schaffer’s short-term cash incentive award was based equally on (i) target Consumer business revenue of $3.718 million and operating income in the Enterprise business of $1.639 million and (ii) achievement of individual goals related to providing timely finance and accounting support for key initiatives, completion of go forward financial planning and review of equity based alternatives and related accounting requirements. Based on the actual Consumer business revenue of $3.433 million, Enterprise business operating income of $1.477 million and achievement of individual goals, Ms. Schaffer received a second quarter 2009 short-term cash incentive award in the amount of $31,303. For the third quarter of 2009, Ms. Schaffer’s short-term cash incentive award was based equally on (i) target Company revenue of $4.751 million, and (ii) achievement of individual goals related to completing accounting and tax related components of the stock option exchange and refresh grants, establishing a go-forward stock administration process, development and implementation of financial and accounting tools, and provision of financial and accounting support to any M&A or strategic transactions. Based on the actual Company financial performance of $4.6 million and achievement of individual goals, Ms. Schaffer received a third quarter 2009 short-term cash incentive award in the amount of $22,097. For the fourth quarter of 2009, Ms. Schaffer’s short-term cash incentive award was based equally on (i) target Company revenue of $6.173 million, and (ii) achievement of individual goals related to providing financial and accounting support for key strategic initiatives, completion of Phase I assessment of legal and human resources organizations, and ongoing targeting of key investors (including participation in meetings and other outreach efforts). Based on the actual Company financial performance of $5.848 million and achievement of individual goals, Ms. Schaffer received a fourth quarter 2009 short-term cash incentive award in the amount of $21,597. For the year 2009, Ms. Schaffer actually received short-term cash incentive awards totaling $108,122.

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Mr. Rodio’s short-term cash incentive award was determined on a quarterly basis based on our achievement of certain financial targets and Mr. Rodio’s achievement of certain individual goals. For the first quarter of 2009, Mr. Rodio’s short-term cash incentive award was based equally on (i) target Consumer business revenue of $3.044 million and (ii) achievement of individual goals related to achieving cost of goods sold of no more than $4.540 million, management of a solution center project, and completion of a public relations plans. Based on the actual Consumer business revenue of $3.614 million and achievement of individual goals, Mr. Rodio received a first quarter 2009 short-term cash incentive award in the amount of $31,250. For the second quarter of 2009, Mr. Rodio’s short-term cash incentive award was based equally on (i) target Consumer business revenue of $3.718 million and (ii) achievement of individual goals related to delivering cost of goods sold of no more than $4.386 million and assisting with merger and acquisition activity. Based on the actual Consumer business revenue of $3.433 million and achievement of individual goals, Mr. Rodio received a second quarter 2009 short-term cash incentive award in the amount of $27,813. For the third quarter of 2009, Mr. Rodio’s short-term cash incentive award was based 50% on target Company revenue of $4.751 million, 15% on achievement of Company operational objectives including delivering cost of goods sold no higher than $4.167 million, with an adjustment in the event revenue for the quarter exceeds $5 million, and 35% based on achievement of individual objectives including a 16% reduction in the average handle time for diagnosis and repair services and delivery against key customer objectives. Based on the actual Company financial performance of $4.6 million and achievement of individual goals, Mr. Rodio received a third quarter 2009 short-term cash incentive award in the amount of

$20,416. For the fourth quarter of 2009, Mr. Rodio’s short-term cash incentive award was based equally on (i) target Company revenue of $6.173 million and (ii) achievement of individual goals related to an increase in the Company’s subscriber count as compared to the third quarter of 2009 and at least a 21% reduction in the average handle time for diagnosis and repair services as compared to the third quarter of 2009. Based on the actual Company revenue of $5.848 million and achievement of individual goals, Mr. Rodio received a fourth quarter 2009 short-term cash incentive award in the amount of $18,360. For the year 2009, Mr. Rodio actually received short-term cash incentive awards totaling $97,839.

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Mr. Mandeberg’s short-term cash incentive award was determined on a quarterly basis based on our achievement of certain financial targets and Mr. Mandeberg’s achievement of certain individual goals. For the first quarter of 2009, Mr. Mandeberg’s short-term cash incentive award was based equally on (i) target Consumer business revenue of $3.044 million and (ii) achievement of individual goals related to implementing new programs with key customers and preparing the 2009 business development plan. Based on the actual Consumer business revenue of 3.614 million and achievement of individual goals, Mr. Mandeberg received a first quarter 2009 short-term cash incentive award in the amount of $31,250. For the second quarter of 2009, Mr. Mandeberg’s short-term cash incentive award was based equally on (i) target Consumer business revenue of $3.718 million and (ii) achievement of individual goals related to signing new partners and rolling out new programs with partners, as well as a stretch Consumer revenue target of $4.003 million. Based on the actual Consumer business revenue of $3.433 million and achievement of individual goals, Mr. Mandeberg received a second quarter 2009 short-term cash incentive award in the amount of $16,094. For the third quarter of 2009, Mr. Mandeberg’s short-term cash incentive award was based entirely on target Company revenue of $4.751 million. Based on the actual Company revenue of $4.6 million, Mr. Mandeberg received a third quarter 2009 short-term cash incentive award in the amount of $23,037. For the fourth quarter of 2009, Mr. Mandeberg’s short-term cash incentive award was based equally on (i) target Company revenue of $6.173 million and (ii) achievement of individual goals related to signing new customers and achievement of certain revenue targets for specific customers. Based on the actual Company revenue of $5.848 million and achievement of individual goals, Mr. Mandeberg received a fourth quarter 2009 short-term cash incentive award in the amount of $16,500. For the year 2009, Mr. Mandeberg actually received short-term cash incentive awards totaling $86,881.

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Prior to his departure from the Company in June 2009, Mr. Sayer’s short-term cash incentive award was determined on a quarterly basis based on our achievement of certain Enterprise business financial targets. For the first quarter of 2009, Mr. Sayer’s short-term cash incentive award was based equally on target operating income in the Enterprise business of $1.272 million and the Enterprise business’ performance against the year-to-date operating income plan. Based on the actual Enterprise business operating income of $1.798 million and the Enterprise business’ actual performance against the year-to-date operating income plan, Mr. Sayer received a first quarter 2009 short-term cash incentive award in the amount of $37,500. For the second quarter of 2009, Mr. Sayer’s short-term cash incentive award was based equally on target operating income in the Enterprise business of $1.639 million and the Enterprise business’ performance against the year-to-date operating income plan. Based on the actual Enterprise business operating income of $1.477 million and the Enterprise business’ actual performance against the year-to-date operating income plan, Mr. Sayer received a second quarter 2009 short-term cash incentive award in the amount of $37,500. Mr. Sayer actually received short-term cash incentive awards totaling $75,000 in 2009.

Our named executive officers earned the following cash incentive awards for their work performed in 2009:

January – June 2009

Executive Officer Name	Target Cash Incentive Potential	Cash Incentive Potential (% of Salary)	Actual Cash Incentive	Actual Cash Incentive (% of Salary)
Joshua Pickus	$150,000	86%	$141,750	81%
Shelly Schaffer	$66,250	50%	$64,428	49%
Michael Sayer(1)	$75,000	60%	$75,000	60%
Anthony Rodio	$62,500	50%	$59,063	47%
Richard Mandeberg	$62,500	50%	$47,344	38%

July – December 2009

Executive Officer Name	Target Cash Incentive Potential	Cash Incentive Potential (% of Salary)	Actual Cash Incentive	Actual Cash Incentive (% of Salary)
Joshua Pickus	$85,000	52%	$79,905	47%
Shelly Schaffer	$46,000	36%	$43,694	34%
Michael Sayer(1)	—	—	—	—
Anthony Rodio	$42,500	35%	$38,776	32%
Richard Mandeberg	$50,000	44%	$39,537	35%

(1)	As previously reported, Mr. Sayer left his employment with the Company on June 30, 2009, in connection with the sale of the Company’s Enterprise business.

For more information about our short-term cash incentive awards and payouts for 2009, see the 2009 Summary Compensation Table and 2009 Grants of Plan-Based Awards Table below.

Long-Term Equity Awards

We make long-term equity awards to our named executive officers to encourage them to work to create long-term value for our stockholders through sustained performance. Our long-term equity program for the entire company in 2009, including named executive officers, consisted of equity grants under our 2000 Omnibus Equity Incentive Plan. For 2009, we issued only stock option awards at fair market value on the grant date to our named executive officers and our other employees, excluding any pre-existing performance-based grants issued prior to 2009 that were exchanged as part of the 2009 stock option exchange offer discussed below. We believe that at this time, awarding stock options at fair market value on the grant date is an effective way of rewarding and encouraging our named executive officers for performance, because each executive will derive benefit from his or her stock options only if the market value of our common stock increases.

2009 Stock Option Awards

We typically grant equity awards on regularly-scheduled grant dates determined in advance by the Compensation Committee, and the exercise prices for such stock options are established based on the scheduled grant date rather than the date of authorization by the Compensation Committee. New employees are generally granted stock options on the third business day of the month following their date of hire. Similarly, annual performance-related awards are made on a date determined in advance by the Compensation Committee based upon the completion of our annual performance review process, which typically occurs in October of each year. In light of compensation changes and equity grants made in 2009 to named executive officers, no annual performance-related awards are planned during 2010, but may resume at the discretion of the Compensation Committee in 2011.

As discussed below, our named executive officers participated in our stock option exchange program which closed in August 2009. In addition, certain of our named executive officers received one-time grants in August 2009, in addition to options issued pursuant to the stock option exchange program, because such named executive officers held stock options which had been granted under our 1998 Stock Option Plan (“1998 Plan”) and were not eligible for exchange in the stock option exchange program. The Committee’s rationale for providing the grants to employees and officers with options under the 1998 Plan was the same as for grantees with underwater options under the 2000 Plan as discussed below. In addition, following the sale of the Enterprise business, the Company and Mr. Pickus amended and restated Mr. Pickus’ employment agreement to, among other things, revised the terms of a previously granted performance-based stock option for 200,000 shares of our common stock to provide that it would become exercisable (to the extent that it is vested) if and when the Company’s common stock trades at or above $4.50 (rather than $9) per share for 20 consecutive trading days.

For more information about our equity awards made in 2009, see the 2009 Grants of Plan-Based Awards Table below.

Stock Option Exchange Offer

On July 27, 2009, we announced a stock option exchange program in which we extended to our employees, including our executive officers, the opportunity to exchange outstanding stock options granted under the 2000 Plan, with an exercise price greater than the closing price of our common stock on The Nasdaq Global Select Market on August 21, 2009.

Following are some of the key terms of the stock option exchange program:

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Eligible stock options were exchanged for new stock options on a one-for-one basis and are exercisable for an equivalent number of common shares as the eligible stock options exchanged in the stock option exchange program.

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The exercise price of the new stock options received in the stock option exchange program was equal to the closing sale price per share of our common stock on the NASDAQ Global Select Market on August 21, 2009, which was $2.32.

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Each new stock option received in the stock option exchange program has a term that is equal to the remaining term of the original eligible option. In other words, the expiration date of the eligible stock options exchanged in the stock option exchange program did not change or become extended when the new stock options were granted; the new stock options reflect the same expiration date as the eligible stock options that were tendered into the stock option exchange program.

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Each new stock option has a new vesting schedule. For our executive officers, one-third of the new options vest on August 21, 2010, which is the first anniversary of the new stock option grant date, and the remaining two-thirds will vest ratably on a monthly basis over the following two years. For all of our other employees, the new stock options vest monthly over a three-year period, commencing immediately on August 21, 2009, the new stock option grant date.

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Each new stock option received in the stock option exchange program is a nonqualified stock option, even if the eligible stock option tendered into the stock option exchange program was an incentive stock option.

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Each new stock option received in the stock option exchange program is subject to acceleration under certain circumstances following a change of control of the Company as defined in the 2000 Plan. These acceleration provisions also apply to all grants issued to officers and employees going forward.

On August 21, 2009, we granted new stock options covering approximately 4.1 million shares of common stock to 67 participants who participated in the stock option exchange program, in each case with an exercise price of $2.32, the closing price of our common stock on the NASDAQ Global Select Market on August 21, 2009. All of our named executive officers participated in the stock option exchange program. Mr. Pickus tendered 1,450,000 stock options, Ms. Schaffer tendered 449,000 stock options, Mr. Mandeberg tendered 474,000 stock options, and Mr. Rodio tendered 130,000 stock options pursuant to the stock option exchange program. All options tendered were exchanged for new options pursuant to the terms of the stock option exchange program on a one-for-one basis, as more fully described above and in the Schedule TO that we filed with the SEC on July 24, 2009, as amended.

Our decision to enter into the stock option exchange program was largely attributable to the changed nature of our business following the sale of our Enterprise business in June 2009. The sale transformed us into a consumer-oriented venture aimed at long-term growth. This transformation placed us into a peer group of small public companies whose compensation programs emphasize equity incentives, including stock options. In connection with the Enterprise business sale, the Compensation Committee undertook a review of our overall compensation program. The purpose of the review was to assess our compensation philosophy and structure and re-align it with our smaller scale and entrepreneurial character following the Enterprise business sale. Based on the results of the compensation review, the Committee determined that long-term equity incentives, in the form of stock options, should play a more prominent role in our compensation program. The Compensation Committee concluded that nearly all of our employees with outstanding stock options had stock options with an exercise price that was meaningfully higher than our stock price at the time. The Compensation Committee determined that these “underwater” options were no longer effective as a tool to implement our most important compensation goals, which include aligning employee and stockholder interests and motivating and retaining employees. We believe the stock option exchange program better aligned our employees’ interests, including the interests of our named executive officers, with those of our stockholders, increased the attractiveness of employment for our current employees and motivated our employees to contribute to our long-term success.

Other Benefits

We also provide our named executive officers with certain employee benefits that are generally consistent with both the employee benefits we provide to all of our employees and that are provided by other employers in Silicon Valley. These benefits consist of a tax-qualified defined contribution plan, which we refer to as our 401(k) plan (to which we do not make any employer contributions), health benefits, life insurance benefits, and other welfare benefits. We do not provide any special employee benefits for our named executive officers other than increased life insurance coverage equal to $300,000 per person, which increased coverage is also available to each of our employees who hold a position equal to or above the director level. Our employees who hold a position below the director level receive $150,000 in life insurance coverage per person.

Tax Implications of Compensation Policies

Section 162(m) of the Internal Revenue Code places a limit of $1,000,000 on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to the compensation we pay to certain of our most highly compensated officers. In order to maintain flexibility in compensating our executive officers in a manner designed to promote achievement of corporate goals, the Compensation Committee will not necessarily limit executive compensation to that which is deductible under Section 162(m) of the Internal Revenue Code. However, we currently expect that our executive officers will earn cash compensation less than $1,000,000 per year in the foreseeable future.

Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements

We have employment arrangements with our named executive officers to assist with attraction and retention. The following paragraphs summarize the employment-related agreements for our current named executive officers and provide additional information that we believe is helpful to an understanding of the information disclosed in the compensation tables and narratives below. For more information about post-termination payments under these employment arrangements, see “Potential Payments Upon Termination or Change-in-Control” below.

Joshua Pickus

On April 6, 2006, Mr. Pickus was appointed our President and Chief Executive Officer. In connection with this appointment, we entered into an offer letter with Mr. Pickus. This offer letter was amended and restated on December 23, 2008, and subsequently on July 28, 2009. Our arrangement with Mr. Pickus provided for him to receive an annual base salary of $350,000 and a short-term cash incentive target of $300,000 for 2006. Our Compensation Committee did not change Mr. Pickus’ annual base salary or short-term cash incentive target for either 2007 or 2008. As discussed elsewhere, Mr. Pickus’ annual base salary was reduced to $325,000 effective July 1, 2009 and his cash incentive potential was reduced from $300,000 to $170,000. These changes were made in connection with the other changes to our named executives’ equity compensation as described elsewhere in this proxy statement.

Under the terms of our agreement with Mr. Pickus, in 2006, we granted Mr. Pickus an option to purchase 1,300,000 shares of common stock, which option vested in equal monthly installments over 48 months. Under the terms of our arrangement with Mr. Pickus, in 2006, we also granted Mr. Pickus two additional options, each providing for a right to purchase 200,000 shares of common stock, vesting in equal monthly installments over 48 months, subject to Mr. Pickus’ continued employment. These two additional options to purchase 200,000 shares of common stock only become exercisable, to the extent vested, following the date as of which the fair market value of our common stock has first equaled or exceeded $6 per share, and $9 per share, respectively, for 20 consecutive trading days. As of the date of this Proxy Statement, the fair market value of our common stock has already exceeded $6 per share for 20 consecutive trading days, so one option grant for 200,000 shares of common stock will be fully exercisable as it vests over time, subject to Mr. Pickus’ continued employment. Mr. Pickus’ offer letter was amended again following the sale of our Enterprise Business in order to, among other things, reduce the price per share threshold referred to above to $4.50 per share. Each of the foregoing grants of 200,000 options was eligible for tender and was tendered under the stock option exchange program as described in the section entitled Stock Option Exchange Offer above, and accordingly these options now vest as described in that section. Mr. Pickus has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to Mr. Pickus’ amended and restated offer letter, in the event of his involuntary termination, Mr. Pickus would be entitled to severance pay equal to 12 months of salary and 50% of his target short-term cash incentive in effect for the fiscal year in which he is terminated. If Mr. Pickus is involuntary terminated within 12 months following a change of control of the company, Mr. Pickus would be entitled to severance pay equal to 12 months of salary, 100% of his target short-term cash incentive in effect for the fiscal year in which he is terminated and the immediate vesting and exercisability of Mr. Pickus’ option grants. In addition, if any amount payable to Mr. Pickus is subject to the excise tax imposed by Internal Revenue Code Section 4999 or similar state tax or assessment, we will pay Mr. Pickus an amount necessary to place Mr. Pickus in the same after-tax position had no such excise tax been imposed or assessed, as well as an amount to pay the income and excise taxes resulting from the payment of the excise tax amount. Under the terms of the offer letter, the maximum amount payable by us resulting from excise taxes imposed on Mr. Pickus is $1,500,000.

Shelly Schaffer

Ms. Schaffer assumed the title of Chief Financial Officer on March 13, 2008. In connection with her employment, we entered into an offer letter with Ms. Schaffer. Our arrangement with Ms. Schaffer provided for her to receive an annual base salary of $265,000 and a short term cash incentive target of $132,500 for 2008. Following the sale of our Enterprise Business, Ms. Schaffer’s base salary was reduced to $255,000 and her short term cash inventive target was reduced to $92,000, in each case effective as of July 1, 2009. In addition, effective March 4, 2008, Ms. Schaffer was granted an option to purchase 449,000 shares of our common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vested in equal monthly installments over the following 36 months, subject to Ms. Schaffer’s continued employment. The foregoing grant was eligible for tender and was tendered under the stock option exchange program as described in the section entitled Stock Option Exchange Offer above, and accordingly this grant now vests as described in that section. Ms. Schaffer has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Ms. Schaffer’s offer letter, if Ms. Schaffer is terminated without cause or resigns for good reason, Ms. Schaffer would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which she is terminated. If such termination or resignation followed a change of control of the company, Ms. Schaffer would also have been entitled to vest in 50% of any remaining unvested shares underlying her initial grant of the option to purchase 449,000 shares of common stock.

Ms. Schaffer’s offer letter was amended and restated following the sale of our Enterprise Business to, among other things, revise the accelerated vesting of the option to purchase 449,000 shares of common stock referred to above so that 75% (instead of 50%) of any then-unvested shares will become vested in the event the Company is subject to a Change in Control (as that term is defined in the 2000 Plan), and, within 12 months following such a Change in Control, Ms. Schaffer’s employment is terminated without cause (as defined in Ms. Schaffer’s amended and restated employment offer letter) or Ms. Schaffer resigns for good reason (as defined in Ms. Schaffer’s amended and restated employment offer letter).

Anthony Rodio

Mr. Rodio, who was initially appointed our Chief Marketing Officer, became our Chief Operating Officer for our Consumer Business effective August 4, 2008. Mr. Rodio’s offer letter was amended and restated on October 6, 2008 for Internal Revenue Code Section 409A purposes and to amend certain other terms. Under the terms of our offer letter with Mr. Rodio, he was entitled to an annual salary of $220,000 and an annual potential target short-term cash incentive of $55,000. Effective November 1, 2007, our Compensation Committee increased Mr. Rodio’s annual base salary to $240,000. Mr. Rodio’s annual potential target short-term cash incentive continued to be 25% of his annual base salary, meaning that his annual incentive target increased to $60,000. Our Compensation Committee did not change Mr. Rodio’s annual base salary or short-term cash incentive target for 2008. In January 2009, his base salary was increased by $10,000; however, as discussed elsewhere in this proxy statement, the cash compensation paid to our named executive officers, and the incentive compensation available to our named executive officers, including Mr. Rodio, was reduced in July 2009 in connection with the restructuring of our compensation program to align compensation with our revised peer group, and to focus a larger portion on equity awards. Mr. Rodio’s current base salary is $240,000 and his incentive compensation target is $85,000. In addition, effective September 6, 2006, Mr. Rodio was granted an option to purchase 399,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vests in equal monthly installments over the following 36 months, subject to Mr. Rodio’s continued employment. Mr. Rodio has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Rodio’s offer letter, if Mr. Rodio is terminated without cause or resigns for good reason, Mr. Rodio would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation followed a change of control of the company, Mr. Rodio would also be entitled to vest in 50% of any remaining unvested shares underlying his initial grant of the option to purchase 399,000 shares of common stock.

Richard Mandeberg

Mr. Mandeberg, who was initially appointed our Senior Vice President, Consumer Business Development, became our Chief Revenue Officer for our Consumer Business effective August 4, 2008. In connection with his employment, we entered into an offer letter with Mr. Mandeberg. Mr. Mandeberg’s offer letter was amended and restated on October 6, 2008 for Internal Revenue Code Section 409A purposes and to amend certain other terms.

Under the terms of our offer letter with Mr. Mandeberg, he was entitled to an annual salary of $240,000 and an annual potential target short-term cash incentive of $60,000. Our Compensation Committee did not change Mr. Mandeberg’s annual base salary or short-term cash incentive target for 2007 or 2008. In January 2009, his base salary was increased by $10,000; however, as discussed elsewhere in this proxy statement, the cash compensation paid to our named executive officers, and the incentive compensation available to our named executive officers, including Mr. Mandeberg, was reduced in July 2009 in connection with the restructuring of our compensation program to align compensation with our revised peer group, and to focus a larger portion on equity awards. Mr. Mandeberg’s current base salary is $225,000 and his incentive compensation target is $100,000. In addition, effective December 18, 2006, Mr. Mandeberg was granted an option to purchase 374,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vested in equal monthly installments over the following 36 months, subject to Mr. Mandeberg’s continued employment. The foregoing grant was eligible for tender and was tendered under the stock option exchange program as described in the section entitled Stock Option Exchange Offer above, and accordingly this grant now vests as described in that section. Mr. Mandeberg has been granted additional stock options, as reflected in the table of outstanding equity awards below.

Pursuant to the terms of Mr. Mandeberg’s offer letter, if Mr. Mandeberg is terminated without cause or resigns for good reason, Mr. Mandeberg would be entitled to severance pay equal to six months of base salary and 50% of the short-term cash incentive target in effect for the year in which he is terminated. If such termination or resignation followed a change of control of the company, Mr. Mandeberg would also be entitled to vest in 50% of any remaining unvested shares underlying his grant of the option to purchase 374,000 shares of common stock.

Michael Sayer

Mr. Sayer, who was initially appointed our Senior Vice President of Worldwide Sales, became the General Manager and Executive Vice President of our Enterprise Solutions Group effective January 29, 2008. In connection with his employment, we entered into an offer letter with Mr. Sayer. Mr. Sayer’s offer letter was amended and restated on October 27, 2008 for Internal Revenue Code Section 409A purposes and to amend certain other terms. Under the terms of our offer letter with Mr. Sayer, he was entitled to an annual salary of $250,000 and a potential bonus of up to $250,000. Our Compensation Committee did not change Mr. Sayer’s annual base salary or short-term cash incentive target for 2007 or 2008. For 2009, his base salary was frozen and his maximum potential bonus was reduced to $150,000. In addition, effective May 22, 2006, Mr. Sayer was granted an option to purchase 450,000 shares of common stock. Twenty-five percent of this option vested one full year after the grant date, and thereafter the option vested in equal monthly installments over the following 36 months. Consistent with the terms of the option grant notice, the option expired 90 days after Mr. Sayer left the Company.

On April 6, 2009, we amended and restated Mr. Sayer’s offer letter to provide that a $250,000 lump sum payment and continued health care coverage may be provided to Mr. Sayer under certain circumstances following the closing of a sale of our Enterprise business. Any payment made in connection with a sale of our Enterprise business would be in lieu of (and not in addition to) any other severance provisions provided for in the offer letter. As discussed elsewhere in this proxy statement, Mr. Sayer left the Company in June 2009 in connection with the sale of the Enterprise business. Mr. Sayer received total payments of $257,132 in 2009 in connection with his separation from the Company, including the $250,000 lump sum payment referred to above and $7,132 in respect of COBRA health care coverage reimbursement.

COMPENSATION COMMITTEE REPORT

The Company’s Compensation Committee consists of four independent Directors: Chairman Stephens, and directors Fries, Linton, and O’Malley. Set forth below is the Compensation Discussion and Analysis, which is a discussion of compensation programs and policies from the perspective of the Company.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on the Committee’s review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

THE COMPENSATION COMMITTEE:

Jim Stephens, Chairman

Mark Fries

Michael Linton

J. Martin O’Malley

Compensation-Related Risk Analysis

The Company’s management, in conjunction with the Company’s legal, accounting and finance departments, undertook a quantitative and qualitative review of the Company’s compensation policies and practices that applied to all Company employees whose compensation includes any variable or incentive compensation element, as well as policies and practices of different groups that mitigate or balance such incentives. As part of this review, these parties reviewed, considered, and analyzed the extent to which, if any, the Company’s compensation policies and practices might create risks for the Company, and relevant controls and mitigating factors. After conducting this review, management found that none of the Company’s compensation policies and practices for its employees creates any risks that are reasonably likely to have a material adverse effect on the Company. The Board has reviewed the results of management’s analysis and concurs with management’s assessment.

2009 Summary Compensation Table

The following table shows compensation information for 2007, 2008 and 2009 for our Chief Executive Officer, our Chief Financial Officer and our other two executive officers, plus our former Executive Vice President and Enterprise General Manager. We refer to the individuals listed in the table below as our named executive officers.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($)(1) (d)	Option Awards ($)(2) (f)	Non-Equity Incentive Plan Compensation ($)(3) (g)	All Other Compensation ($)(4) (i)		Total ($) (j)
Joshua Pickus	2009	337,500	—	1,832,549	221,655	252		2,391,956
President and Chief Executive Officer	2008	350,000	—	392,625	275,816	252		1,018,693
	2007	350,000	—	463,080	—	288		813,368

Shelly Schaffer(5)	2009	260,000	—	419,315	108,122	252		787,689
Chief Financial Officer and Executive Vice President of Finance and Administration	2008	221,853	115,000	750,112	135,834	231		1,223,030
	2007	—	—	—	—	—		—

Michael Sayer(6)	2009	142,347	—	—	75,000	257,768	(7)	475,115
Executive Vice President, General Manager Enterprise	2008	250,000	—	52,590	297,775	252		600,617
	2007	250,000	—	199,500	59,471	288		509,259

Anthony Rodio	2009	245,000	—	447,238	97,838	252		790,328
Executive Vice President, Chief Operating Officer	2008	240,000	—	99,705	42,839	252		382,796
	2007	223,333	—	180,560	45,438	288		449,619

Richard Mandeberg	2009	237,500	—	271,121	86,881	252		595,754
Executive Vice President, Chief Revenue Officer	2008	240,000	—	99,705	44,200	252		384,157
	2007	240,000	—	180,560	51,100	288		471,948

(1)	The amount disclosed in column (d) for 2008 reflects a one-time signing bonus made at the time of hiring as compensation for opportunities foregone by Ms. Schaffer when she left her prior place of employment, included earned but unpaid bonus compensation.

(2)	The amounts disclosed in column (f) for 2009 represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the stock option awards in 2009, excluding the effect of certain forfeiture assumptions. Amounts reported in this column for 2008 and 2007 have been recomputed in this same manner. We estimate the fair value of stock options granted using the Black-Scholes option pricing model. This pricing model requires a number of complex assumptions including volatility, expected term, risk-free interest rate, and expected dividends. We based our expected volatility on a weighted average calculation combining both historical volatility of our common stock price and implied volatility from traded options on our common stock. The expected term represents the period that our stock options are expected to be outstanding and was determined based on historical experience of similar stock options considering the contractual terms of the stock options, vesting schedules and expectations of future employee behavior. The average assumptions used to calculate the fair value of stock options granted in 2009 were volatility of 63.1%, risk-free interest rate of 2.0%, expected dividend of 0%, and expected life of 3.6 years. For more information about the assumptions used for stock options awarded 2009, please refer to Note 1 to our audited financial statements located in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 12, 2010. The stock option awards granted in 2009 include options granted pursuant to the exchange offer described elsewhere in this proxy statement.

(3)	The amounts disclosed in column (g) for 2009 reflect the aggregate short-term cash incentive awards earned for all four quarters of the 2009 fiscal year under the annual incentive plan. Payouts for earned awards were made both in 2009 and 2010.

(4)	Our employees may participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide any type of matching contributions on any employee’s contribution to the 401(k) plan. The amounts disclosed in column (i) include life insurance premiums for $300,000 of term life insurance for each named executive officer.

(5)	Ms. Schaffer joined us in February 2008. Amounts shown for 2008 reflect compensation paid from February 2008 until the end of fiscal 2008.

(6)	Mr. Sayer left his employment with the Company on June 30, 2009 in connection with the sale of the Company’s Enterprise business.

(7)	The amount shown for Mr. Sayer in column (i) for 2009 reflect a one-time payment of $250,000 to which Mr. Sayer was entitled upon the sale of the Company’s enterprise business pursuant to the terms of his amended and restated employment offer letter; $510 in gain on stock options exercised; $126 in life insurance premiums paid during the period of Mr. Sayer’s employment with the Company in 2009, and $7,132 in COBRA reimbursement following his departure from the Company pursuant to the terms of his amended and restated employment offer letter.

2009 Grants of Plan-Based Awards Table

The following table sets forth certain information with respect to grants of plan-based awards in 2009 to our named executive officers, including short-term cash incentive awards and equity awards. The options granted to our named executive officers in 2009 were granted under the 2000 Plan, unless otherwise noted. All options were granted at the closing price for our common stock on the NASDAQ Global Select Market on the date of the grant.

Name (a)	Grant Date (b)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)

Joshua Pickus(2)	8/4/09	—	—	—	968,935	(3)	2.40	1,090,343
	8/4/09	—	—	—	237,391	(4)	2.40	267,136
	8/21/09	—	—	—	600,000	(5)	2.32	212,400	(6)
	8/21/09	—	—	—	200,000	(5)	2.32	83,720	(6)
	8/21/09	—	—	—	200,000	(5)	2.32	81,800	(6)
	8/21/09	—	—	—	200,000	(5)	2.32	60,600	(6)
	8/21/09	—	—	—	250,000	(5)	2.32	36,550	(6)
	—	133,438	235,000	235,000	—		—	—

Shelly Schaffer(7)	8/4/09	—	—	—	315,647	(3)	2.40	355,198
	8/21/09	—	—	—	449,000	(5)	2.32	64,117	(6)
	—	84,188	112,250	112,250	—		—	—

Michael Sayer(8)	—	37,500	75,000	75,000	—		—	—

Anthony Rodio(9)	8/4/09	—	—	—	258,923	(3)	2.40	291,366
	8/4/09	—	—	—	117,965	(4)	2.40	132,746
	8/21/09	—	—	—	30,000	(5)	2.32	4,386	(6)
	8/21/09	—	—	—	100,000	(5)	2.32	18,740	(6)
	—	78,750	105,000	105,000	—		—	—

Richard Mandeberg(10)	8/4/09	—	—	—	97,718	(3)	2.40	109,962
	8/21/09	—	—	—	100,000	(5)	2.32	18,740	(6)
	8/21/09	—	—	—	374,000	(5)	2.32	142,419	(6)
	—	78,125	112,500	112,500	—		—	—

(1)	For 2009, consistent with past practice, we defined MBO targets for our executive officers at the beginning of the year, with goals for quarterly and/or full year performance. MBO targets were expressed as financial goals for the Company and/or, prior to the sale of our Enterprise business, for the executive officer’s business unit(s), as well as individual performance goals in some instances. At a meeting of our Board of Directors on July 27, 2009, the Board lowered our executive officer’s base salary and their cash incentive compensation opportunity, and adopted amended and restated MBO targets for our executive officers (other than Mr. Sayer, who left the Company’s employ in June 2009) for the second half of 2009. As noted in our Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2009, these amendments and changes stemmed primarily from the sale of our Enterprise business. MBO revenue targets for the second half of 2009 were revised to eliminate our Enterprise business, while MBO targets based on Company metrics were determined to be based solely on the Consumer business’ performance (the Company’s remaining line of business). Additional information about changes to MBO compensation amounts and targets for individual executive officers are reflected in the notes below. For more information about the changes to our annual incentive plan, please see the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2009.

(2)	As noted above, Mr. Pickus’s MBO target incentive payment was lowered by our Board of Directors effective July 1, 2009. For the first and second quarters of 2009, 50% of Mr. Pickus’s MBO target was based on operating income achievement for the Enterprise business, and 50% was based on revenue achievement for the Consumer business. For the third quarter of 2009, 75% of Mr. Pickus’s MBO target was based on Consumer revenue achievement, and 25% on achievement of Company operations objectives. For the fourth quarter of 2009, 75% of Mr. Pickus’s MBO target was based on Consumer revenue achievement, and 25% on achievement of Company operations objectives. For Mr. Pickus for 2009, if performance was below the minimum threshold for his company and business unit goals, then Mr. Pickus would not receive any payout of the affected portion of his MBO for any quarter in which that threshold was not achieved. The amount shown in column (c) represents the minimum amount payable (approximately 56.8% of the targeted payout amount shown in column (d)) for minimum performance (70% achievement against Enterprise operating income goals for the first and second quarters, 80% achievement against quarterly Consumer revenue goals for the first and second quarters, 85% achievement against Consumer revenue goals for the third quarter, and 87.8% achievement against Consumer revenue goals for the fourth quarter, plus full achievement of Company operational goals).

(3)	The shares subject to this stock option vest monthly in equal 1/48th installments over 48 months, subject to the named executive officer’s continued employment with us. Our Board of Directors granted these stock options to the named executive office in conjunction with the reduction in cash compensation and reduction in annual cash incentive opportunity, in each case effective as of July 2009, described elsewhere in this proxy statement.

(4)

The shares subject to this stock option vest as follows: 1/3rd of the shares vest on the twelve month anniversary of the grant date, and the remaining shares vest monthly in equal 1/24th installments over the subsequent 24 months, subject to the named executive officer’s continued employment with us. Our Board of Directors granted these additional stock options to the named executive officer, in part, because such named executive officer holds “underwater” options which were granted pursuant to our 1998 Stock Option Plan. Options granted pursuant to our 1998 Stock Option Plan were not eligible to be tendered into the Exchange Offer described elsewhere in this proxy statement.

(5)	These stock options were granted to the named executive officer pursuant to the Exchange Offer described elsewhere in this proxy statement.

(6)	These stock options granted to the named executive officer pursuant to the Exchange Offer described above reflect the aggregate incremental fair value of the grant computed as of the repricing date in accordance with ASC Topic 718.

(7)	As noted above, Ms. Schaffer’s MBO target incentive payment was lowered by our Board of Directors effective July 1, 2009. For the first two quarters of 2009, 50% of Ms. Schaffer’s MBO target was based on Company business unit achievement (Enterprise business operating income and Consumer business revenue), and 50% on individual goals. For the second half of 2009, Ms. Schaffer’s company MBO target was amended to be based solely on Consumer revenue. 50% of Ms. Schaffer’s MBO target continued to be based on individual goals. For Ms. Schaffer for 2009, if performance was below the minimum threshold for her company and business unit goals, then Ms. Schaffer would not receive any payout of that portion of her MBO for any quarter in which that threshold was not achieved. The amount shown in column (c) represents the minimum amount payable (approximately 75% of the targeted payout amount shown in column (d)) for minimum performance (70% achievement against Enterprise operating income goals for the first and second quarters, 80% achievement against quarterly Consumer revenue goals for the first and second quarters, 85% achievement against Consumer revenue goals for the third quarter, and 87.8% achievement against Consumer revenue goals for the fourth quarter, plus full achievement of individual MBO goals).

(8)	For Mr. Sayer for 2009, if performance was below the minimum threshold for his MBO goals, then Mr. Sayer would not receive any payout. The amount shown in column (c) represents the minimum amount payable (50% of the targeted payout amount shown in column (d)) for minimum performance (achievement of minimum operating income goals for the Enterprise business, for the first two quarters and cumulatively for the first half of the year). Overachievement was to be measured and paid only on an annual basis; in light of the sale of the Enterprise business in June 2009 and Mr. Sayer’s subsequent departure from the Company, no overachievement was possible or paid.

(9)	As noted above, Mr. Rodio’s MBO target incentive payment was lowered by our Board of Directors effective July 1, 2009. For the each of the four quarters of 2009, 50% of Mr. Rodio’s MBO target was based on Consumer revenue achievement, and 50% on individual goals. For Mr. Rodio for 2009, if performance was below the minimum threshold for his MBO goals, then Mr. Rodio would not receive any payout. The amount shown in column (c) represents the minimum amount payable (75% of the targeted payout amount shown in column (d)) for minimum performance (80% achievement against quarterly Consumer revenue goals for the first and second quarters, 85% achievement against Consumer revenue goals for the third quarter, and 87.8% achievement against Consumer revenue goals for the fourth quarter, plus full achievement of individual MBO goals).

(10)	As noted above, Mr. Mandeberg’s MBO target incentive payment was lowered by our Board of Directors effective July 1, 2009. For the first two quarters of 2009, 50% of Mr. Mandeberg’s MBO target was based on Consumer business revenue achievement, and 50% on individual goals. For the third quarter of 2009, Mr. Mandeberg’s MBO target was based 100% on Consumer revenue. For the fourth quarter of 2009, Mr. Mandeberg’s MBO target was based 50% on Consumer revenue, and 50% on achievement against individual goals. For Mr. Mandeberg for 2009, if Consumer revenue was below the minimum threshold for the business goals, then Mr. Mandeberg would not receive any payout of that portion of his MBO for any quarter in which that threshold was not achieved. The amount shown in column (c) represents the minimum amount payable (approximately 69.4% of the targeted payout amount shown in column (d)) for minimum performance (80% achievement against quarterly Consumer revenue goals for the first and second quarters, 85% achievement against Consumer revenue goals for the third quarter, and 87.8% achievement against Consumer revenue goals for the fourth quarter, plus full achievement of individual MBO goals).

Our named executive officers are parties to employment contracts or arrangements with us. For more information about these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements” above. For more information about the compensation arrangements in which our named executive officers participate and the proportion of our named executive officers’ total compensation represented by “at risk” components, see “Compensation Discussion and Analysis” above. For more information about the stock option exchange discussed in the table and the footnotes above, see “Stock Option Exchange Offer” above.

Outstanding Equity Awards At 2009 Fiscal Year-End Table

The following table summarizes the number of securities underlying outstanding equity awards for our named executive officers as of December 31, 2009:

Option Awards
Name (a)	Grant Date (b)	Number of Securities Underlying Unexercised Options (#) Exercisable (c)(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (d)(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (e)	Option Exercise Price ($) (f)	Option Expiration Date (g)
Joshua Pickus	4/6/06	641,666	(2)	58,334	—	$4.20	4/6/13
	8/4/09	80,744		888,191	—	$2.40	8/4/16
	8/4/09	0	(3)	237,391	—	$2.40	8/4/16
	8/21/09	0	(3)	600,000	—	$2.32	8/21/16
	8/21/09	0	(3)	200,000	—	$2.32	8/21/16
	8/21/09	0	(3)	200,000	—	$2.32	8/21/16
	8/21/09	0	(3)	250,000	—	$2.32	8/21/16
	8/21/09	0	(3)(4)	200,000	—	$2.32	8/21/16

Shelly Schaffer	11/3/08	13,541		36,459	—	$2.29	11/3/15
	8/4/09	26,303		289,344	—	$2.40	8/4/16
	8/21/09	0	(3)	449,000	—	$2.32	8/21/16

Richard Mandeberg	2/14/08	13,750		16,250	—	$3.70	2/14/15
	11/3/08	13,541		36,459	—	$2.29	11/3/15
	8/4/09	8,143		89,575	—	$2.40	8/4/16
	8/21/09	0	(3)	100,000	—	$2.32	8/21/16
	8/21/09	0	(3)	374,000	—	$2.32	8/21/16

Anthony Rodio	9/6/06	324,187	(2)(5)	74,813	—	$3.95	9/6/13
	11/3/08	13,541		36,459	—	$2.29	11/3/15
	8/4/09	21,576		237,347	—	$2.40	8/4/16
	8/4/09	0	(3)	117,965	—	$2.40	8/4/16
	8/21/09	0	(3)	30,000	—	$2.32	8/21/16
	8/21/09	0	(3)	100,000	—	$2.32	8/21/16

Michael Sayer	—	—		—	—	—	—

(1)	Unless otherwise indicated, the options that are disclosed in columns (b) and (c) vest monthly in equal 1/48th installments over 48 months, subject to the named executive officer’s continued employment.

(2)	Issued pursuant to the Company’s 1998 Stock Option Plan. All other options disclosed in this table were issued under the 2000 Plan.

(3)

1/3rd of this grant of options vests on the first annual anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/24th installments over the remaining 24 months, subject to the named executive offer’s continued employment.

(4)	Vested options are only exercisable after the closing price of our common stock as reported on the NASDAQ Global Select Market equals or exceeds $4.50 for 20 consecutive trading days. As of the Record Date, this condition had not yet been met.

(5)

1/4th of this grant of options vests on the first annual anniversary of the grant date. The remaining portion of this grant of options vests monthly in equal 1/36th installments over the remaining 36 months, subject to the named executive officer’s continued employment.

2009 Option Exercises and Stock Vested

None of our named executive officers exercised any stock options or had any performance-based stock awards that vested during 2009.

Pension Benefits and Nonqualified Deferred Compensation

We provide our employees with the opportunity to participate in our 401(k) plan, which is a tax-qualified defined contribution plan. We do not provide for any matching contributions with respect to our employees’

contributions to the 401(k) plan. We also do not maintain any nonqualified deferred compensation plans, defined benefit plans or other plans with specified retirement benefits for our named executive officers or our employees.

Potential Payments Upon Termination or Change-in-Control

During 2009, we were a party to employment contracts and arrangements with our named executive officers. Under these contracts and arrangements, we are obligated to provide our named executive officers with certain payments or other forms of compensation if their employment with us is terminated under certain conditions. The forms of such termination that would trigger additional payments or compensation include involuntary termination without cause and involuntary termination without cause and/or resignation for good reason following a change of control.

The tables below reflect the estimated amounts of payments or compensation each of our named executive officers may receive under particular circumstances in the event of termination of such named executive officer’s employment. The first table below was prepared as though each of our named executive officers had been terminated involuntarily without cause on December 31, 2009, the last business day of 2009. The second table below was prepared as though each of our named executive officers had been terminated involuntarily without cause on December 31, 2009, the last business day of 2009, within twelve months of a change-in-control of the company and assumes that the price per share of our common stock equals $2.64, which was the closing price of our common stock on December 31, 2009 as reported on the NASDAQ Global Select Market. For more information about these agreements and arrangements, including the duration for payments or benefits received under these agreements and arrangements, see “Compensation Discussion and Analysis — Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” above. We will provide all such payments and benefits. For more information about the actual termination arrangement with Mr. Sayer, see the 2009 Summary Compensation Table and the “Employment Arrangements, Termination of Employment Arrangements and Change in Control Arrangements — Michael Sayer” above.

Involuntary Termination

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health & Welfare Benefits (d)(1)	Value of Unvested Stock Options (e)	Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus	$325,000	$85,000	$10,668	—	—	$420,668
Shelly Schaffer	$127,500	$46,000	$5,334	—	—	$178,834
Richard Mandeberg	$112,500	$50,000	$5,334	—	—	$167,834
Anthony Rodio	$120,000	$42,500	$5,334	—	—	$167,834

Involuntary Termination Following a Change-in-Control

Name (a)	Salary Continuation (b)	Cash-Based Incentive Award (c)	Continuation of Health & Welfare Benefits (d)(1)	Value of Unvested Stock Options (e)		Excise Tax & Gross-Up (f)	Total (g)
Joshua Pickus	$325,000	$170,000	$10,668	$2,237,284	(2)	—	$2,742,952
Shelly Schaffer	$127,500	$46,000	$5,334	$550,306	(3)	—	$729,140
Richard Mandeberg	$112,500	$50,000	$5,334	$276,076	(4)	—	$443,910
Anthony Rodio	$120,000	$42,500	$5,334	$177,613	(4)	—	$345,447

(1)	Amounts reflect our actual cost of providing health and welfare benefits for the period of time that each named executive officer would be entitled to base salary continuation.

(2)	This value reflects the immediate vesting of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2009 closing stock price of $2.64.

(3)	These values reflect the immediate vesting of seventy-five percent (75%) of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2009 closing stock price of $2.64.

(4)	These values reflect the immediate vesting of fifty percent (50%) of all outstanding equity grants that are subject to accelerated vesting as of the effective date of the change-in-control, based on a December 31, 2009 closing stock price of $2.64.

Death or Disability

The Company pays the premiums for a policy of life insurance and an accidental death and dismemberment policy for each named executive officer. The amount of each such policy is $300,000. If an executive officer’s termination was due to his or her death, the officer’s beneficiary or beneficiaries would be paid $300,000 under the life insurance policy, and an additional $300,000 under the accidental death and dismemberment policy if the death was caused by an accident.

STOCKHOLDER MATTERS

Stockholder Communications with our Board of Directors

Our board of directors believes it is in the best interest of the Company and our stockholders to maintain a policy of open communication between our stockholders and the board of directors. Accordingly, our board of directors has adopted the following procedures for stockholders who wish to communicate with the board of directors:

Stockholders who wish to communicate with the board of directors or with specified directors should do so by sending any communication to The Board of Directors, c/o Investor Relations, Support.com, Inc., 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, or by sending an email to IR@support.com.

Any such communication must state the number of shares beneficially owned by the stockholder making the communication. The Investor Relations department will forward such communication to the full board of directors or to any individual director or directors to whom the communication is directed, unless the communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Investor Relations department (after consultation with the Company’s legal department, if appropriate) shall have the authority to discard the communication or take appropriate legal action regarding the communication.

Stockholder Proposals

Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2011 Annual Meeting must be received by our corporate secretary, at our corporate offices at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California 94063, no less than fifty (50) days nor more than seventy-five (75) days prior to the Annual Meeting; provided, however, that in the event that less than sixty-five (65) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 15th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. These requirements apply whether or not a stockholder seeks to include the proposal in our 2011 proxy statement.

For each matter the stockholder proposes to bring before the annual meeting, the stockholder’s notice to our corporate secretary must include specific information called for in our bylaws. For a proposal to be included in our proxy, such proposal will also need to comply with SEC Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in any Company-sponsored proxy materials.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Management has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements for fiscal year 2009 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the Company’s independent registered public accountants, Ernst & Young LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under U.S. generally accepted auditing standards and in compliance with Statement on Auditing Standards No. 114. In addition, the Audit Committee has discussed with the independent registered public accountants the accountants’ independence from management and the Company, including the matters provided to the Audit Committee by the independent registered public accountants in the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board.

The Audit Committee discussed with the Company’s independent registered public accountants the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accountants, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls (and remediation efforts made in connection with these evaluations) and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the Securities and Exchange Commission. The Audit Committee has also retained Ernst & Young, LLP to serve as the Company’s independent registered public accountants for the year ending December 31, 2010.

THE AUDIT COMMITTEE:

J. Martin O’Malley, Chairman

Kevin C. Eichler

Shawn Farshchi

PROPOSAL NO. 2

APPROVAL OF 2010 EQUITY AND PERFORMANCE INCENTIVE PLAN

At the Annual Meeting, our stockholders will be asked to approve our 2010 Equity and Performance Incentive Plan (the “2010 Plan”).

The Company’s Stock Option Plans

Both the Company’s 1998 Stock Option Plan (the “1998 Plan”) and the Company’s 2000 Omnibus Equity Incentive Plan (the “2000 Plan” or the “Existing Plan”) expired by their terms by February 2010. Accordingly, the Company currently has no shares available for grant under either of these plans. Because the 1998 Plan and the 2000 Plan have expired and the Company has no stockholder-approved equity plan available for future equity awards to its employees, the Company’s Board of Directors adopted the 2010 Plan on February 8, 2010 and is now seeking stockholder approval of the 2010 Plan. The 1998 Plan and 2000 Plan will remain in effect only with respect to the equity awards which have been granted under such plans prior to their expiration.

As discussed elsewhere in this proxy statement and in the Company’s other SEC filings, starting with the sale of the Company’s Enterprise Business in June 2009, the Company has been evolving into a company with a business focus on providing technology-enabled services and software to consumers. Due to the stage of our business, we believe that a larger proportion of our employees’ total compensation should be in the form of equity awards, as opposed to cash. Therefore, it is more important than ever that the Company have adequate shares available for grant under its stock option plans in order to properly motivate certain key employees and align their interests with the Company’s long-term business goals.

In particular, the Company’s Board of Directors has adopted the 2010 Plan because it believes that additional shares are necessary to allow the Company to:

•

attract and incentivize new employees and executives, particularly in light of the sale of the Company’s Enterprise business and the evolution of the Company with a business focus on providing technology-enabled services and software to consumers;

•	retain and motivate existing personnel;

•	compensate our current and new employees in part with equity in order to conserve our cash resources; and

•	better align our employees’ compensation interests with both their individual and our corporate performance.

Required Vote

Approval of the 2010 Plan will require the affirmative vote of a majority of the outstanding shares present and voting at the meeting in person or by proxy.

The Board of Directors recommends a vote “FOR” approval of the Company’s 2010 Equity and Performance Incentive Plan.

2010 Plan Highlights

The 2010 Plan authorizes our Board of Directors to provide equity-based compensation in the form of stock options, appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), performance shares, performance units, and other awards for the purpose of providing our directors, officers, other employees and consultants incentives and rewards for superior performance. Some of the key features of the 2010 Plan that reflect our commitment to effective management of incentive compensation are set forth below and are described more fully under the heading “Summary of the 2010 Plan” and in the 2010 Plan, which is attached to this proxy statement. The following description of the 2010 Plan is only a summary of its principal terms and provisions and is qualified by reference to the full text of the 2010 Plan attached as Appendix A to this proxy statement.

Plan Limits. Total awards under the 2010 Plan are limited to 5,000,000 shares of common stock plus any shares relating to awards that expire or are forfeited or cancelled under the 2010 Plan or the Existing Plan (after the 2010 Plan’s adoption). No more than 1,000,000 shares of common stock may be issued with respect to awards that are not stock options or SARs. The 2010 Plan also provides that:

•	the aggregate number of shares of common stock actually issued or transferred upon the exercise of incentive stock options (“ISOs”) will not exceed 1,000,000 shares of common stock;

•	no participant will be granted stock options or SARs, in the aggregate, for more than 1,000,000 shares of common stock during any calendar year;

•

no participant will be granted awards of restricted stock, RSUs, performance shares or other stock-based awards that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), in the aggregate, for more than 1,000,000 shares of common stock during any calendar year; and

•

no participant in any calendar year will receive an award of performance units or other awards payable in cash that are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code having an aggregate maximum value in excess of $5,000,000.

Share Granting Provisions. The 2010 Plan provides that only shares with respect to awards granted under the 2010 Plan or the Existing Plan that expire or are forfeited or cancelled, or shares that were covered by an award the benefit of which is paid in cash instead of shares, will again be available for issuance under the Plan. The following shares will not be added back to the aggregate plan limit: shares tendered in payment of the option exercise price; shares withheld by us to satisfy the tax withholding obligation; and shares that are repurchased by us with stock option proceeds. Further, all shares covered by a SAR that is exercised and settled in shares shall be considered issued or transferred pursuant to the 2010 Plan, whether or not all shares are actually issued to the participant upon exercise of the right.

Summary of the 2010 Plan

Shares Available. For a summary of the shares available under the 2010 Plan and a description of the 2010 Plan limits and individual participant limits, see the subsection titled “Plan Limits” in the section “Plan Highlights” above.

Eligibility. Officers, certain key employees or consultants of ours or our subsidiaries, our non-employee directors, and any person who has agreed to commence serving in any of those capacities within 90 days of the date of grant, presently estimated to be 125 persons, may be selected by our Board of Directors to receive benefits under the 2010 Plan. Any person who provides services to us or a subsidiary that are substantially equivalent to those typically provided by an employee may also be eligible to participate in the 2010 Plan.

Stock Options. We may grant stock options that entitle the optionee to purchase shares of common stock at a price not less than market value per share at the date of grant. The closing market price of our shares of common stock as reported on the NASDAQ on the Record Date, March 22, 2010 was $3.28 per share. The option price is payable in cash, check or wire transfer at the time of exercise; by the transfer to us of shares of common stock owned by the participant having a value at the time of exercise equal to the option price; by delivery of an irrevocable direction to a securities broker to sell shares of common stock and to deliver all or part of the sale proceeds to us in payment; by a combination of such payment methods; or by such other method as may be approved by our Board of Directors. To the extent permitted by law, any grant of a stock option may provide for deferred payment of the option price from the proceeds of a sale through a bank or broker of some or all of the shares of common stock to which the exercise relates.

Stock options will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as our Board of Directors may approve. No stock option may be exercisable more than 10 years from the date of grant. Each grant will specify the period of continuous service with us or any subsidiary that is necessary before the stock options become exercisable. No stock option may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on the stock option. A grant of stock options may provide for the earlier vesting of such stock options in the event of the retirement, death or disability of the participant, or a change of control. Successive grants may be made to the same participant whether or not stock options previously granted remain unexercised. Any grant of stock options may specify management objectives (as described below) that must be achieved as a condition to exercising such rights.

SARs. A SAR is a right, exercisable by the surrender of a related stock option (if granted in tandem with stock options) or by itself (if granted as a free-standing SAR), to receive from us an amount equal to 100%, or such lesser percentage as the Board may determine, of the spread between the base price (or option exercise price if a tandem SAR) and the value of our shares of common stock on the date of exercise. Any grant may specify that the amount payable on exercise of a SAR may be paid by us in cash, in shares of common stock, or in any combination of the two, and may either grant to the participant or retain in our Board of Directors the right to elect among those alternatives.

SARs will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as our Board of Directors may approve. Any grant of a tandem SAR will provide that it may be exercised only at a time when the related stock option is also exercisable, at a time when the spread is positive, and by surrender of the related stock option for cancellation. A grant of SARs may provide for the earlier vesting of such SARs in the event of the retirement, death or disability of the participant, or a change of control. Successive grants of a tandem SAR may be made to the same participant regardless of whether any tandem SARs previously granted to the participant remain unexercised. Each grant will specify in respect of each free-standing SAR a base price that will be equal to or greater than the market value per share on the date of grant. No free-standing SAR granted under the Plan may be exercised more than 10 years from the date of grant. No SAR may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on the SAR.

Restricted Stock. A grant of restricted stock involves the immediate transfer by us to a participant of ownership of a specific number of shares of common stock in consideration of the performance of services. The participant is entitled immediately to voting, dividend and other ownership rights in such shares.

Restricted stock that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Internal Revenue Code. Each such grant or sale of restricted stock will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the restricted stock will be prohibited or restricted in the manner and to the extent prescribed by our Board of Directors at the date of grant. Our Board of Directors may provide for a shorter period during which the forfeiture provisions are to apply in the event of the retirement, death or disability of the grantee, or a change of control.

Any grant of restricted stock may specify management objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such shares. Any grant of restricted stock may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of restricted stock on which restrictions will terminate if performance is at or above the minimum level or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

Grants of restricted stock will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as our Board of Directors may approve. Any grant or sale of restricted stock will require that any or all dividends or other distributions paid with respect to the restricted stock during the period of restriction be automatically deferred and reinvested in additional shares of restricted stock, which will be subject to the same restrictions as the underlying award.

RSUs. A grant of RSUs constitutes an agreement by us to deliver shares of common stock or cash to the participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions during the restriction period as our Board of Directors may specify. During the applicable restriction period, the participant will have no rights of ownership in the shares of common stock deliverable upon payment of the RSUs and will have no right to vote the shares of common stock. Our Board of Directors may, at the date of grant, authorize the payment of dividend equivalents on RSUs on either a current, deferred or contingent basis, either in cash or in additional shares of common stock. However, dividends or other distributions on shares of common stock underlying RSUs with restrictions that lapse as a result of the achievement of management objectives will be subject to restrictions and risk of forfeiture to the same extent as the respective RSUs.

Any grant of RSUs may specify management objectives that, if achieved, will result in termination or early termination of the restriction period applicable to such shares. Any grant of RSUs may also specify, in respect of any applicable management objectives, a minimum acceptable level of achievement and may set forth a formula for determining the number RSUs for which the restriction period will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives. Additionally, our Board of Directors may provide for a shorter restriction period in the event of the retirement, death or disability of the grantee, or a change of control.

Performance Shares and Performance Units. A performance share is the equivalent of one common share and a performance unit is the equivalent of $1.00 or such other value as determined by our Board of Directors. A participant may be granted any number of performance shares or performance units, subject to the limitations set above. The participant will be given one or more management objectives to meet within a specified period (the “Performance Period”). The specified Performance Period will be a period of time not less than one year, except in the case of the retirement, death or disability of the grantee, or a change of control, if our Board of Directors so determines.

Each grant of performance shares or performance units may specify, in respect of the relevant management objectives, a minimum acceptable level or levels of achievement and will set forth a formula for determining the number of performance shares or performance units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified management objectives.

To the extent earned, the performance shares or performance units will be paid to the participant at the time and in the manner determined by our Board of Directors. Our Board of Directors may, at the date of grant of performance shares, provide for the payment of dividend equivalents to participant either in cash or in additional shares of common stock, subject in all cases to deferral on a contingent basis based on the participant’s earning of the performance shares with respect to which such dividend equivalents are paid.

Performance shares and performance units will be evidenced by an award agreement containing such terms and provisions, consistent with the 2010 Plan, as our Board of Directors may approve. Each grant will specify the number of performance shares or performance units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors. However, no adjustment will be made in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

Awards to Non-Employee Directors. Our Board of Directors may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee directors of stock options, SARs or other awards and may also authorize the grant or sale of shares of common stock, restricted stock or RSUs to non-employee directors. Each grant of an award to a non-employee director will be upon such terms and conditions as approved by our Board of Directors. Each such grant will not be required to be subject to any minimum vesting period and will be evidenced by an award agreement in such form as will be approved by our Board of Directors. Each grant will specify in the case of stock option, an option price per share, and in the case of a free-standing SAR, a base price per share, each of which will not be less than the market value per share on the date of grant. Each stock option and free-standing SAR granted under the Plan to a non-employee director will expire not more than 10 years from the date of grant and will be subject to earlier termination as hereinafter provided. If a non-employee director subsequently becomes an employee of our company or a subsidiary while remaining a member of our Board of Directors, any award held under this Plan by such individual at the time of such commencement of employment will not be affected. Non-employee directors may be awarded, or may be permitted to elect to receive all or any portion of their annual retainer, meeting fees or other fees in shares of common stock, restricted stock, RSUs or other awards under the Plan in lieu of cash.

Other Awards. Our Board of Directors may, subject to limitations under applicable law, grant to any participant other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of common stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities; other rights convertible or exchangeable into shares of common stock; purchase rights for shares of common stock; awards with value and payment contingent upon our performance or specified subsidiaries, affiliates or other business units of ours or any other factors designated by our Board of Directors; and awards valued by reference to the book value of shares of common stock or the value of securities of, or the performance of specified subsidiaries or affiliates or other business units of ours.

Our Board of Directors will determine the terms and conditions of the other awards. Cash awards, as an element of or supplement to any other award granted under the 2010 Plan, may also be granted as another award. Share-based other awards are not required to be subject to any minimum vesting periods. Our Board of Directors may grant shares of common stock as a bonus, or may grant other awards in lieu of our obligation or a subsidiary’s obligation to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as will be determined by our Board of Directors in a manner that complies with Section 409A of the Code.

Management Objectives. The Plan requires that the Board establish “Management Objectives” for purposes of performance shares and performance units, if and when used. When so determined by the Board, stock options, SARs, restricted stock, RSUs, dividend credits or other awards under the 2010 Plan may also specify management objectives. Management objectives may be described in terms of company-wide objectives or objectives that are related to the performance of the individual participant or of the subsidiary, division, department, region or function within the company or subsidiary in which the participant is employed. The management objectives may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. Our Board of Directors may grant awards subject to management objectives that may or may not be intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The management objectives applicable to any award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code to a “covered employee,” within the meaning of 162(m) of the Code, will be based on specified levels of growth or improvement in one or more of the following criteria:

•

Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before special items and/or subject to GAAP definition);

•

Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

•	Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

•	Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

•	Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

•	Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

•

Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

•

Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

If our Board of Directors determines that a change in the business, operations, corporate structure or capital structure of our company, or the manner in which we conduct our business, or other events or circumstances render the management objectives unsuitable, our Board of Directors may in its discretion modify such management objectives or the related level or levels of achievement, in whole or in part, as our Board of Directors deems appropriate and equitable, except in the case of an award intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code (other than in connection with a change of control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, our Board of Directors will not make any modification of the management objectives or level or levels of achievement with respect to such “covered employee.”

Administration. The Plan will be administered by our Board of Directors, which may from time to time delegate all or any part of its authority under the Plan to the Compensation Committee of our Board of Directors (or a subcommittee thereof), as constituted from time to time. Our Board of Directors or the Compensation Committee may authorize one or more of our officers to designate employees (other than Section 16 officers) to receive awards under the Plan and determine the size of any such awards.

Amendments. Our Board of Directors may at any time and from time to time amend the 2010 Plan in whole or in part. However, if an amendment to the 2010 Plan would materially increase the benefits accruing to participants under the 2010 Plan, would materially increase the number of securities which may be issued under the 2010 Plan, would materially modify the requirements for participation in the 2010 Plan, or must otherwise be approved by the our stockholders in order to comply with applicable law or the rules of the NASDAQ stock market (or our applicable securities exchange), then such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

If permitted by Section 409A of the Code and Section 162(m) of the Code, in case of termination of the employment of a participant by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, our Board of Directors may accelerate the vesting of any unvested awards that the participants holds at the time of such termination. Our Board of Directors may also waive any other limitation or requirement under any such award.

Our Board of Directors may amend the terms of any awards granted under the 2010 Plan prospectively or retroactively, except in the case of an award intended to qualify as “qualified performance-based compensation”

under Section 162(m) of the Code (other than in connection with the participant’s death or disability, or a change of control) where such action would result in the loss of the otherwise available exemption. In such case, our Board of Directors will not make any modification of the management objectives or the level or levels of achievement with respect to such award. Except in connection with certain corporate transactions described in the 2010 Plan, no amendment will impair the rights of any participant without his or her consent.

Our Board of Directors may, in its discretion, terminate the 2010 Plan at any time. Termination of the 2010 Plan will not affect the rights of participants or their successors under any outstanding awards and not exercised in full on the date of termination.

No Repricing of Stock Options or SARs. Except in connection with certain corporate transactions described in the 2010 Plan, the terms of outstanding awards may not be amended to reduce the option price of outstanding stock options or the base price of outstanding SARs, or cancel outstanding stock options or SARs in exchange for cash, other awards or stock options or SARs with an option price or base price, as applicable, that is less than the option price of the original stock options or base price of the original SARs, as applicable, without stockholder approval.

Transferability. Except as otherwise determined by our Board of Directors, no stock option, SAR or other derivative security granted under the 2010 Plan will be transferable by the participant except by will or the laws of descent and distribution, and in no event will any such award granted under the 2010 Plan be transferred for value. Our Board of Directors may provide at the date of grant additional restrictions on transfer for certain shares of common stock earned under the 2010 Plan.

Effective Date and Termination. The 2010 Plan will be effective as of the date the 2010 Plan is approved by our stockholders. No grant will be made under the 2010 Plan after May 19, 2020, which date is 10 years after the date on which this 2010 Plan is first approved by our stockholders, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the applicable award agreement and the terms of the 2010 Plan.

Federal Income Tax Consequences

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws. This summary is not intended to be complete and does not describe state or local tax consequences.

Tax Consequences to Participants

Non-qualified Stock Options. In general: (1) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (2) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (3) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

SARs. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Internal Revenue Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Internal Revenue Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

RSUs. No income generally will be recognized upon the award of RSUs. The recipient of a RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Shares and Performance Units. No income generally will be recognized upon the grant of performance shares or performance units. Upon payment of performance shares or performance units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of common stock received.

Tax Consequences to Support.com or Subsidiary

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Internal Revenue Code.

New Plan Benefits

In connection with the hiring of six non-executive officer employees, we granted these employees stock options as inducement awards. Although these grants are not subject to stockholder approval, the following New Plan Benefits table provides the relevant information with respect to the grants.

NEW PLAN BENEFITS

2010 Equity and Performance Incentive Plan

Name and Position	Dollar Value ($)	Number of Units
Joshua Pickus	—	—
Shelly Schaffer	—	—
Anthony Rodio	—	—
Richard Mandeberg	—	—
Michael Sayer	—	—
Executive Group	—	—
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group		33,000	(1)

(1)	In March, 13,000 stock options were granted for new hires in February with an exercise price of $3.08. In April, 20,000 stock options were granted for new hires in March with an exercise price of $3.49.

With respect to future grants under the 2010 Plan, it is not possible to determine specific amounts and types of awards that may be awarded in the future under the 2010 Plan, because the grant and actual settlement of awards will be discretionary.

Other Information

As of April 9, 2010, the following persons or groups have received stock options to purchase the following numbers of shares of common stock under the 2010 Plan: each named executive officer, 0; all current executive officers as a group, 0; all current directors who are not executive officers as a group, 0; each nominee for election as a director, 0; each associate of any of such directors, executive officers or nominees, 0; each person who received 5% of the options, 0; and all employees of the Company, including all current officers who are not executive officers, as a group, 33,000. The Company is unable at this time to determine the number of shares of common stock underlying options, if any, that will be granted in the future.

Burn Rate Policy for 2010, 2011 and 2012

In order to address potential shareholder concerns regarding the rate at which equity awards may be granted under the 2010 Plan, on April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure equity-based awards granted by the Company during calendar years 2010, 2011 and 2012 (other than grants assumed or substituted in a merger, acquisition or similar transaction, or issued under tax-qualified employee stock purchase plans) such that the three-year average annual burn rate for such period will not exceed 6.12%. We use 6.12% as a maximum burn rate based on the average annual rate for 2009 and 2010 in Global Industry Classification Standards (GICS) group companies (4510 — Software and Services) as reported by the ISS Governance Services division of RiskMetrics Group. For this purpose, the “annual burn rate” for any year means the total number of shares of our common stock issuable upon exercise or payment, as the case may be, of the equity-based awards granted by the Company in that year, divided by the weighted average shares of our common stock issued and outstanding for that particular year. Shares underlying performance share awards will not be included in the burn rate until the year in which such shares are earned and then only to the extent so earned. Awards settled in cash will not be included in the calculation of the burn rate. In calculating the annual burn rate for the entire three-year period, grants of full-value awards shall be counted as equivalent to share options granted at fair mark value times a multiplier as shown in the table below:

Annual Stock Price Volatility	Multiplier
54.6% and higher	1 full-value award will count as 1.5 option shares
36.1% or higher and less than 54.6%	1 full-value award will count as 2.0 option shares
24.9% or higher and less than 36.1%	1 full-value award will count as 2.5 option shares
16.5% or higher and less than 24.9%	1 full-value award will count as 3.0 option shares
7.9% or higher and less than 16.5%	1 full-value award will count as 3.5 option shares
Less than 7.9%	1 full-value award will count as 4.0 option shares

Performance-Based Equity Awards Policy

On April 12, 2010, our Compensation Committee adopted a policy stating the Compensation Committee’s general intention to structure any future equity-based awards granted under the 2010 Plan to named executive officers during calendar years 2010, 2011 and 2012 such that a substantial portion (in this case, at least 50% on a share basis) of equity awards to named executive officers are performance-based. This same proportion may not apply to new hire grants in the event named executive officers leave and must be replaced in the future depending on the competitive hiring market at the time, but any subsequent grants would include a substantial portion of performance-based shares. For the purposes of this paragraph, “performance-based” equity awards are either (1) time-based awards with a grant price equal to at least 125% of fair market value at the time of the grant, or (2) equity awards that are earned or paid out based on the achievement of other Company performance targets. The Compensation Committee intends to use performance criteria and hurdle rates that will be disclosed in the Company’s periodic regulatory filings so that shareholders will know the minimum level of performance required for any equity grants to be earned.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of common stock under the 2010 Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended as soon as practicable after approval of the 2010 Plan by our stockholders.

Securities Authorized for Issuance Under Equity Compensation Plans

Equity Compensation Plan Information

As of December 31, 2009

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity Compensation Plans approved by security holders(1)	10,679,057	$2.70	6,106,237
Equity Compensation Plans not approved by security holders(3)	—	—	—

Total	10,679,057	$2.70	6,106,237	(2)

(1)	This is the 2000 Omnibus Equity Incentive Plan. Stock options, restricted stock, restricted stock units or stock appreciation rights may be awarded under the 2000 Omnibus Equity Incentive Plan.

(2)	The number of shares reserved for issuance under the 2000 Omnibus Equity Incentive Plan (the “2000 Incentive Plan”) is subject to an annual increase as follows:

The aggregate number of options, stock appreciate rights, stock units and restricted shares of common stock that may be awarded under the 2000 Incentive Plan shall automatically increase each year by a number equal to the lesser of (i) 2,000,000 shares of common stock, (ii) 5% of the outstanding shares of common stock on December 31 of such year or (iii) a lesser amount determined by our board of directors. The aggregate number of shares of common stock which may be issued under the 2000 Incentive Plan shall at all times be subject to adjustment as a result of stock splits, dividends payable in shares, combinations or consolidations of outstanding stock, recapitalizations, mergers or reorganizations. The number of shares of common stock which are subject to options or other rights outstanding at any time under the 2000 Incentive Plan shall not exceed the number of shares which then remain available for issuance under the 2000

Incentive Plan. During the term of the 2000 Incentive Plan, we shall at all times reserve and keep available sufficient shares of common stock to satisfy the requirements of the 2000 Incentive Plan.

(3)	None.

The Board of Directors recommends a vote “FOR” adoption and approval of the Company’s 2010 Equity and Performance Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has nominated Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2010, and our board of directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since the Company’s inception in 1997. Representatives of Ernst & Young LLP are expected to be present at the Company’s Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm is not required by our amended and restated Bylaws or otherwise. However, our Board of Directors is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the Company’s and stockholders’ best interests.

Principal Accountant Fees and Services

The following is a listing of the services provided by type and amount charged by Ernst & Young LLP to the Company for fiscal years 2009 and 2008:

	Fiscal Year 2009	Fiscal Year 2008
Audit Fees
Audit and review procedures	$785,396	$821,603
Statutory audit	0	17,202

Total Audit Fees	$785,396	$838,805

Audit-Related Fees
Accounting consultation	$0	$9,900

Total Audit-Related Fees	$0	$9,900

Non-Audit Fees	$0	$0
Tax Fees
Tax advice and planning	$0	0

Total Tax Fees	$0	$0

All Other Fees	$0	$0

Grand Total	$785,396	$848,705

Audit Fees. Audit fees represent fees for professional services provided in connection with the audits of our financial statements and internal controls over financial reporting, review of our quarterly financial statements and audit services in connection with other statutory filings.

Audit-Related Fees. Audit-related fees consist primarily of fees for accounting consultations.

Tax Fees. Tax fees consist of fees for professional services related to tax international tax return compliance, and both international and domestic tax advice and planning.

All Other Fees. The Company was not billed for any other fees by Ernst & Young LLP in fiscal 2009 or fiscal 2008.

Audit Committee Pre-Approval Policies and Procedures

It is our policy that all audit and non-audit services to be performed by our independent registered public accounting firm be approved in advance by the Audit Committee, including all of the services described above for the years 2008 and 2009.

Required Vote

Ratification will require the affirmative vote of a majority of the outstanding shares present and voting at the meeting in person or by proxy. In the event ratification is not provided, the Audit Committee will review its future selection of the Company’s independent registered public accounting firm.

The Board of Directors recommends a vote “FOR” ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm.

ANNEX A

SUPPORT.COM, INC.

2010 Equity and Performance Incentive Plan

1. Purpose. The purpose of the 2010 Equity and Performance Incentive Plan is to attract and retain directors, officers, other employees and consultants of support.com, Inc., a Delaware corporation, and its Subsidiaries and to provide to such persons incentives and rewards for superior performance.

2. Definitions. As used in this Plan,

(a) “Appreciation Right” means a right granted pursuant to Section 5 or Section 9 of this Plan, and will include both Tandem Appreciation Rights and Free-Standing Appreciation Rights.

(b) “Base Price” means the price to be used as the basis for determining the Spread upon the exercise of a Free-Standing Appreciation Right and a Tandem Appreciation Right.

(c) “Board” means the Board of Directors of the Company and, to the extent of any delegation by the Board to a committee (or subcommittee thereof) pursuant to Section 14 of this Plan, such committee (or subcommittee).

(d) “Change of Control” shall mean the occurrence of either of the following events:

(i) A change in the composition of the Board, as a result of which fewer than one-half of the incumbent directors are directors who either:

(A) Had been directors of the Company twenty-four (24) months prior to such change; or

(B) Were elected, or nominated for election, to the Directors with the affirmative votes of at least a majority of the directors who had been directors of the Company twenty-four (24) months prior to such change and who were still in office at the time of the election or nomination; or

(ii) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) who, by the acquisition or aggregation of securities, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote at elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of the Company’s securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of the Company. For purposes of this Subsection (ii), the term “person” shall not include an employee benefit plan maintained by the Company.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Common Stock” means the Common Stock, par value $0.0001 per share, of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type referred to in Section 12 of this Plan.

(g) “Company” means support.com Inc., a Delaware corporation, and its successors.

(h) “Covered Employee” means a Participant who is, or is determined by the Board to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(i) “Date of Grant” means the date specified by the Board on which a grant of Option Rights, Appreciation Rights, Performance Shares, Performance Units or other awards contemplated by Section 10 of this Plan, or a grant or sale of Restricted Stock, Restricted Stock Units, or other awards contemplated by Section 10 of this Plan, will become effective (which date will not be earlier than the date on which the Board takes action with respect thereto).

(j) “Director” means a member of the Board of Directors of the Company.

(k) “Effective Date” means the date that this Plan is approved by the stockholders of the Company.

(l) “Evidence of Award” means an agreement, certificate, resolution or other type or form of writing or other evidence approved by the Board that sets forth the terms and conditions of the awards granted. An Evidence of Award may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Board, need not be signed by a representative of the Company or a Participant.

(m) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(n) “Existing Plan” means the Company’s 2000 Omnibus Equity and Incentive Plan.

(o) “Free-Standing Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is not granted in tandem with an Option Right.

(p) “Incentive Stock Options” means Option Rights that are intended to qualify as “incentive stock options” under Section 422 of the Code or any successor provision.

(q) “Management Objectives” means the measurable performance objective or objectives established pursuant to this Plan for Participants who have received grants of Performance Shares or Performance Units or, when so determined by the Board, Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, dividend credits or other awards pursuant to this Plan. Management Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of the Subsidiary, division, department, region or function within the Company or Subsidiary in which the Participant is employed. The Management Objectives may be made relative to the performance of one or more other companies or subsidiaries, divisions, departments, regions or functions within such other companies, and may be made relative to an index or one or more of the performance objectives themselves. The Board may grant awards subject to Management Objectives that are either Qualified Performance-Based Awards or are not Qualified Performance-Based Awards. The Management Objectives applicable to any Qualified Performance-Based Award to a Covered Employee will be based on specified levels of or growth or improvement in one or more of the criteria provided in Appendix A attached to this Plan.

If the Board determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Management Objectives unsuitable, the Board may in its discretion modify such Management Objectives or the related level or levels of achievement, in whole or in part, as the Board deems appropriate and equitable, except in the case of a Qualified Performance-Based Award (other than in connection with a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Management Objectives or level or levels of achievement with respect to such Covered Employee.

(r) “Market Value per Share” means as of any particular date the closing sale price of a share of Common Stock during regular trading as reported on The NASDAQ Stock Market or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed; for the avoidance of doubt, this excludes pricing from “after-hours” trading, or any similar period of outside of regular stock market hours when the full stock market is open. If the Common Stock is not traded as of any given date, the Market Value per Share means the closing price for a share of Common Stock on the principal exchange on which the Common Stock is traded for the immediately preceding date on which the Common Stock is traded. If there is no regular public trading market for the Common Stock, the Market Value per Share shall be the fair market value of a share of Common Stock as determined in good faith by the Board. The Board is authorized to adopt another fair market value pricing method, provided such method is stated in the Evidence of Award, and is in compliance with the fair market value pricing rules set forth in Section 409A of the Code.

(s) “Non-Employee Director” means a person who is a “Non-Employee Director” of the Company within the meaning of Rule 16b-3 of the Securities and Exchange Commission promulgated under the Exchange Act.

(t) “Optionee” means the optionee named in an Evidence of Award evidencing an outstanding Option Right.

(u) “Option Price” means the purchase price payable on exercise of an Option Right.

(v) “Option Right” means the right to purchase Common Stock upon exercise of an option granted pursuant to Section 4 or Section 9 of this Plan.

(w) “Participant” means a person who is selected by the Board to receive benefits under this Plan and who is at the time an officer, other key employee or a consultant of the Company or any one or more of its Subsidiaries, or who has agreed to commence serving in any of such capacities within 90 days of the Date of Grant, and will also include each non-employee Director who receives Common Stock or an award of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units or other awards under this Plan. The term “Participant” shall also include any person who provides services to the Company or a Subsidiary that are substantially equivalent to those typically provided by an employee.

(x) “Performance Period” means, in respect of a Performance Share or Performance Unit, a period of time established pursuant to Section 8 of this Plan within which the Management Objectives relating to such Performance Share or Performance Unit are to be achieved.

(y) “Performance Share” means a bookkeeping entry that records the equivalent of one Common Share awarded pursuant to Section 8 of this Plan.

(z) “Performance Unit” means a bookkeeping entry awarded pursuant to Section 8 of this Plan that records a unit equivalent to $1.00 or such other value as is determined by the Board.

(aa) “Plan” means this support.com, Inc. 2010 Equity and Performance Incentive Plan, as may be amended from time to time.

(bb) “Qualified Performance-Based Award” means any award of Performance Shares, Performance Units, Restricted Stock, Restricted Stock Units or other awards under Section 10 of this Plan, or portion of such award, to a Covered Employee that is intended to satisfy the requirements for “qualified performance-based compensation” under Section 162(m) of the Code.

(cc) “Restricted Stock” means Common Stock granted or sold pursuant to Section 6 or Section 9 of this Plan as to which neither the substantial risk of forfeiture nor the prohibition on transfers has expired.

(dd) “Restriction Period” means the period of time during which Restricted Stock Units are subject to restrictions, as provided in Section 7 or Section 9 of this Plan.

(ee) “Restricted Stock Unit” means an award made pursuant to Section 7 or Section 9 of this Plan of the right to receive Common Stock or cash at the end of a specified period.

(ff) “Spread” means the excess of the Market Value per Share on the date when an Appreciation Right is exercised, or on the date when Option Rights are surrendered in payment of the Option Price of other Option Rights, over the Option Price or Base Price provided for in the related Option Right or Free-Standing Appreciation Right, respectively.

(gg) “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company except that for purposes of determining whether any person may be a Participant for purposes of any grant of Incentive Stock Options, “Subsidiary” means any corporation in which at the time the Company owns or controls, directly or indirectly, more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation.

(hh) “Tandem Appreciation Right” means an Appreciation Right granted pursuant to Section 5 or Section 9 of this Plan that is granted in tandem with an Option Right.

3. Shares Available Under the Plan.

(a) Maximum Shares Available Under Plan.

(i) Subject to adjustment as provided in Section 12 of this Plan, the number of shares of Common Stock that may be issued or transferred (A) upon the exercise of Option Rights or Appreciation Rights, (B) in payment of Restricted Stock and released from substantial risks of forfeiture thereof, (C) in payment of Restricted Stock Units, (D) in payment of Performance Shares or Performance Units that have been earned, (E) as awards to Non-Employee Directors, (F) as awards contemplated by Section 10 of this Plan, or (G) in payment of dividend equivalents paid with respect to awards made under the Plan, will not exceed in the aggregate five million (5,000,000) shares of Common Stock plus the number of shares of Common Stock relating to prior awards under the 2000 Omnibus Equity Incentive Plan that expire, are forfeited or cancelled after the adoption of the Plan. For the avoidance of doubt, such amounts do not include shares used in payment of the exercise price or shares used to satisfy tax withholding. Such Common Stock may be shares of original issuance or treasury shares or a combination of the foregoing.

(ii) Shares of Common Stock covered by an award granted under the Plan shall not be counted as used unless and until they are actually issued and delivered to a Participant and, therefore, the total number of shares of Common Stock available under the Plan as of a given date shall not be reduced by any Common Stock relating to prior awards that have expired or have been forfeited or cancelled, and upon payment in cash of the benefit provided by any award granted under the Plan, any shares of Common Stock that are covered by that award will be available for issue or transfer hereunder. Notwithstanding anything to the contrary contained herein: (A) if shares of Common Stock are tendered or otherwise used in payment of the Option Price of an Option Right, the total number of shares of Common Stock covered by the Option Right being exercised shall count against the aggregate plan limit described above; (B) shares of Common Stock withheld by the Company to satisfy the tax withholding obligation shall count against the aggregate plan limit described above; and (C) the number of shares of Common Stock covered by an Appreciation Right, to the extent that it is exercised and settled in Common Stock, and whether or not the shares of Common Stock are actually issued to the Participant upon exercise of the Appreciation Right, shall be considered issued or transferred pursuant to the Plan. In the event that the Company repurchases Common Stock with Option Right proceeds, those shares of Common Stock will not be added to the aggregate plan limit described above. If, under this Plan, a Participant has elected to give up the right to receive compensation in exchange for Common Stock based on fair market value, such shares of Common Stock will not count against the aggregate plan limit described above.

(b) Life of Plan Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i) The aggregate number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options will not exceed one million (1,000,000) shares of Common Stock; and

(ii) The number of shares of Common Stock issued as Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other awards under Section 10 of this Plan (after taking into account any forfeitures and cancellations) will not during the life of the Plan in the aggregate exceed one million (1,000,000) shares of Common Stock.

(c) Individual Participant Limits. Notwithstanding anything in this Section 3, or elsewhere in this Plan, to the contrary, and subject to adjustment as provided in Section 12 of this Plan:

(i) No Participant will be granted Option Rights or Appreciation Rights, in the aggregate, for more than one million (1,000,000) shares of Common Stock during any calendar year;

(ii) No Participant will be granted Qualified Performance Based Awards, in the aggregate, for more than one million (1,000,000) shares of Common Stock during any calendar year; and

(iii) In no event will any Participant in any calendar year receive a Qualified Performance-Based Award of Performance Units or other awards payable in cash under Section 10 of this Plan having an aggregate maximum value as of their respective Dates of Grant in excess of five million dollars ($5,000,000).

4. Option Rights. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to Participants of options to purchase Common Stock. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a) Each grant will specify the number of shares of Common Stock to which it pertains subject to the limitations set forth in Section 3 of this Plan.

(b) Each grant will specify an Option Price per share, which may not be less than the Market Value per Share on the Date of Grant.

(c) Each grant will specify whether the Option Price will be payable (i) in cash or by check acceptable to the Company or by wire transfer of immediately available funds, (ii) by the actual or constructive transfer to the Company of Common Stock owned by the Optionee (or other consideration authorized pursuant to Section 4(d)) having a value at the time of exercise equal to the total Option Price, (iii) by delivery (through a process approved by the Board) of an irrevocable direction to a securities broker to sell Common Stock and to deliver all or part of the sale proceeds to the Company in payment; (iv) by a combination of such methods of payment, or (v) by such other methods as may be approved by the Board.

(d) To the extent permitted by law, any grant may provide for deferred payment of the Option Price from the proceeds of sale through a bank or broker on a date satisfactory to the Company of some or all of the shares to which such exercise relates.

(e) Successive grants may be made to the same Participant whether or not any Option Rights previously granted to such Participant remain unexercised.

(f) Each grant will specify the period or periods of continuous service by the Optionee with the Company or any Subsidiary that is necessary before the Option Rights or installments thereof will become exercisable. A grant of Option Rights may provide for the earlier exercise of such Option Rights in the event of the retirement, death or disability of a Participant, or a Change of Control.

(g) Any grant of Option Rights may specify Management Objectives that must be achieved as a condition to the exercise of such rights.

(h) Option Rights granted under this Plan may be (i) options, including, without limitation, Incentive Stock Options, that are intended to qualify under particular provisions of the Code, (ii) options that are not intended so to qualify, or (iii) combinations of the foregoing. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code.

(i) No grant of Option Rights may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Option Rights.

(j) The exercise of an Option Right will result in the cancellation on a share- for-share basis of any Tandem Appreciation Right authorized under Section 5 of this Plan.

(k) No Option Right will be exercisable more than ten (10) years from the Date of Grant.

(l) The Board reserves the discretion at or after the Date of Grant to provide for (i) the availability of a loan at exercise and (ii) the right to tender in satisfaction of the Option Price nonforfeitable, unrestricted shares of Common Stock, which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price.

(m) Each grant of Option Rights will be evidenced by an Evidence of Award. Each Evidence of Award shall be subject to the Plan and shall contain such terms and provisions as the Board may approve.

5. Appreciation Rights.

(a) The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting (i) to any Optionee, of Tandem Appreciation Rights in respect of Option Rights granted hereunder, and (ii) to any Participant, of Free-Standing Appreciation Rights. A Tandem Appreciation Right will be a right of the Optionee, exercisable by surrender of the related Option Right, to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise. Tandem Appreciation Rights may be granted at any time prior to the exercise or termination of the related Option Rights; provided, however, that a Tandem Appreciation Right awarded in relation to an Incentive Stock Option must be granted concurrently with such Incentive Stock Option. A Free-Standing Appreciation Right will be a right of the Participant to receive from the Company an amount determined by the Board, which will be expressed as a percentage of the Spread (not exceeding 100 percent) at the time of exercise.

(b) Each grant of Appreciation Rights may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(i) Any grant may specify that the amount payable on exercise of an Appreciation Right may be paid by the Company in cash, in Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(ii) Any grant may specify that the amount payable on exercise of an Appreciation Right may not exceed a maximum specified by the Board at the Date of Grant.

(iii) Any grant may specify waiting periods before exercise and permissible exercise dates or periods.

(iv) Any grant may specify that such Appreciation Right may be exercised only in the event of, or earlier in the event of, the retirement, death or disability of a Participant, or a Change of Control.

(v) No grant of Appreciation Rights may be accompanied by a tandem award of dividend equivalents or provide for dividends, dividend equivalents or other distributions to be paid on such Appreciation Rights.

(vi) Any grant of Appreciation Rights may specify Management Objectives that must be achieved as a condition of the exercise of such Appreciation Rights.

(vii) Each grant of Appreciation Rights will be evidenced by an Evidence of Award, which Evidence of Award will describe such Appreciation Rights, identify the related Option Rights (if applicable), and contain such other terms and provisions, consistent with this Plan, as the Board may approve.

(c) Any grant of Tandem Appreciation Rights will provide that such Tandem Appreciation Rights may be exercised only at a time when the related Option Right is also exercisable and at a time when the Spread is positive, and by surrender of the related Option Right for cancellation. Successive grants of Tandem Appreciation Rights may be made to the same Participant regardless of whether any Tandem Appreciation Rights previously granted to the Participant remain unexercised.

(d) Regarding Free-Standing Appreciation Rights only:

(i) Each grant will specify in respect of each Free-Standing Appreciation Right a Base Price, which will be equal to or greater than the Market Value per Share on the Date of Grant;

(ii) Successive grants of Free-Standing Appreciation Rights may be made to the same Participant regardless of whether any Free-Standing Appreciation Rights previously granted to the Participant remain unexercised; and

(iii) No Free-Standing Appreciation Right granted under this Plan may be exercised more than 10 years from the Date of Grant.

6. Restricted Stock. The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the grant or sale of Restricted Stock to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each such grant or sale will constitute an immediate transfer of the ownership of Common Stock to the Participant in consideration of the performance of services, entitling such Participant to voting, dividend and other ownership rights, but subject to the substantial risk of forfeiture and restrictions on transfer hereinafter referred to.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Each such grant or sale will provide that the Restricted Stock covered by such grant or sale that vests upon the passage of time will be subject to a “substantial risk of forfeiture” within the meaning of Section 83 of the Code for a period to be determined by the Board at the Date of Grant or upon achievement of Management Objectives referred to in subparagraph (e) below.

(d) Each such grant or sale will provide that during or after the period for which such substantial risk of forfeiture is to continue, the transferability of the Restricted Stock will be prohibited or restricted in the manner and to the extent prescribed by the Board at the Date of Grant (which restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee).

(e) Any grant of Restricted Stock may specify Management Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Restricted Stock Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(f) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock may provide for the earlier termination of restrictions on such Restricted Stock in the event of the retirement, death or disability of a Participant, or a Change of Control.

(g) Any such grant or sale of Restricted Stock shall require that all dividends or other distributions paid thereon during the period of such restrictions be automatically deferred and reinvested in additional shares of Restricted Stock, which shall be subject to the same restrictions and risk of forfeiture as the underlying award.

(h) Each grant or sale of Restricted Stock will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve. Unless otherwise directed by the Board, (i) all certificates representing shares of Restricted Stock will be held in custody by the Company until all restrictions thereon will have lapsed, together with a stock power or powers executed by the Participant in whose name such certificates are registered, endorsed in blank and covering such Shares, or (ii) all shares of Restricted Stock will be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such shares of Restricted Stock.

7. Restricted Stock Units. The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting or sale of Restricted Stock Units to Participants. Each such grant or sale may utilize any or all of the authorizations, and will be subject to all of the requirements contained in the following provisions:

(a) Each such grant or sale will constitute the agreement by the Company to deliver Common Stock or cash to the Participant in the future in consideration of the performance of services, but subject to the fulfillment of such conditions (which may include the achievement of Management Objectives) during the Restriction Period as the Board may specify. Each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of shares of Restricted Stock on which restrictions will terminate if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives.

(b) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Market Value per Share at the Date of Grant.

(c) Notwithstanding anything to the contrary contained in this Plan, any grant or sale of Restricted Stock Units may provide for the earlier lapse or modification of the Restriction Period in the event of the retirement, death or disability of a Participant, or a Change of Control.

(d) During the Restriction Period, the Participant will have no right to transfer any rights under his or her award and will have no rights of ownership in the Restricted Stock Units and will have no right to vote them, but the Board may at the Date of Grant authorize the payment of dividend equivalents on a deferred basis, either in cash or in additional shares of Common Stock; provided, however, that any such dividend equivalents with respect to the number of shares of Common Stock covered by Restricted Stock Units that are subject to Management Objectives shall be subject to restrictions and risk of forfeiture to the same extent as the Restricted Stock Units with respect to which such dividend equivalents have been distributed.

(e) Each grant or sale of Restricted Stock Units will specify the time and manner of payment of the Restricted Stock Units that have been earned. Each grant or sale will specify that the amount payable with respect thereto will be paid by the Company in Common Stock.

(f) Each grant or sale of Restricted Stock Units will be evidenced by an Evidence of Award and will contain such terms and provisions, consistent with this Plan, as the Board may approve.

8. Performance Shares and Performance Units. The Board may, from time to time and upon such terms and conditions as it may determine, also authorize the granting of Performance Shares and Performance Units that will become payable to a Participant upon achievement of specified Management Objectives during the Performance Period. Each such grant may utilize any or all of the authorizations, and will be subject to all of the requirements, contained in the following provisions:

(a) Each grant will specify the number of Performance Shares or Performance Units to which it pertains, which number may be subject to adjustment to reflect changes in compensation or other factors; provided, however, that no such adjustment will be made in the case of a Qualified Performance-Based Award where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(b) The Performance Period with respect to each Performance Share or Performance Unit will be such period of time (not less than one year), commencing with the Date of Grant as will be determined by the Board at the time of grant which may be subject to earlier lapse or other modification in the event of the retirement, death or disability of a Participant, or a Change of Control.

(c) Any grant of Performance Shares or Performance Units will specify Management Objectives which, if achieved, will result in payment or early payment of the award, and each grant may specify in respect of such Management Objectives a minimum acceptable level of achievement and may set forth a formula for determining the number of Performance Shares or Performance Units that will be earned if performance is at or above the minimum or threshold level or levels, or is at or above the target level or levels, but falls short of maximum achievement of the specified Management Objectives. The grant of Performance Shares or Performance Units will specify that, before the Performance Shares or Performance Units will be earned and paid, the Board must certify that the Management Objectives have been satisfied.

(d) Each grant will specify the time and manner of payment of Performance Shares or Performance Units that have been earned. Any grant may specify that the amount payable with respect thereto may be paid by the Company in cash, in Common Stock or in any combination thereof and may either grant to the Participant or retain in the Board the right to elect among those alternatives.

(e) Any grant of Performance Shares or Performance Units may specify that the amount payable or the number of shares of Common Stock issued with respect thereto may not exceed maximums specified by the Board at the Date of Grant.

(f) The Board may at the Date of Grant of Performance Shares provide for the payment of dividend equivalents to the holder thereof either in cash or in additional shares of Common Stock subject in all cases to payment on a contingent basis based on the Participant’s earning of the Performance Shares with respect to which such dividend equivalents are paid.

(g) Each grant of Performance Shares or Performance Units will be evidenced by an Evidence of Award and will contain such other terms and provisions, consistent with this Plan, as the Board may approve.

9. Awards to Non-Employee Directors. The Board may, from time to time and upon such terms and conditions as it may determine, authorize the granting to non-employee Directors of Option Rights, Appreciation Rights or other awards contemplated by Section 10 of this Plan and may also authorize the grant or sale of Common Stock, Restricted Stock or Restricted Stock Units to non-employee Directors. Each grant of an award to a non-employee Director will be upon such terms and conditions as approved by the Board, will not be required to be subject to any minimum vesting period, and will be evidenced by an Evidence of Award in such form as will be approved by the Board. Each grant will specify in the case of an Option Right, an Option Price per share, and in the case of a Free-Standing Appreciation Right, a Base Price per share, which will not be less than the Market Value per Share on the Date of Grant. Each Option Right and Free-Standing Appreciation Right granted under the Plan to a non-employee Director will expire not more than 10 years from the Date of Grant and will be subject to earlier termination as hereinafter provided. If a non-employee Director subsequently becomes an employee of the Company or a Subsidiary while remaining a member of the Board, any award held under this Plan by such individual at the time of such commencement of employment will not be affected thereby. Non-employee Directors, pursuant to this Section 9, may be awarded, or may be permitted to elect to receive, pursuant to procedures established by the Board, all or any portion of their annual retainer, meeting fees or other fees in Common Stock, Restricted Stock, Restricted Stock Units or other awards under the Plan in lieu of cash.

10. Other Awards.

(a) The Board may, subject to limitations under applicable law, grant to any Participant such other awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, shares of Common Stock or factors that may influence the value of such shares, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Common Stock, purchase rights for Common Stock, awards with value and payment contingent upon performance of the Company or specified Subsidiaries, affiliates or other business units thereof or any other factors designated by the Board, and awards valued by reference to the book value of shares of Common Stock or the value of securities of, or the performance of specified Subsidiaries or affiliates or other business units of the Company. The Board shall determine the terms and conditions of such awards. Shares of Common Stock delivered pursuant to an award in the nature of a purchase right granted under this Section 10 shall be purchased for such consideration, paid for at such time, by such methods, and in such forms, including, without limitation, cash, shares of Common Stock, other awards, notes or other property, as the Board shall determine.

(b) Cash awards, as an element of or supplement to any other award granted under this Plan, may also be granted pursuant to this Section 10 of this Plan.

(c) The Board may grant Common Stock as a bonus, or may grant other awards in lieu of obligations of the Company or a Subsidiary to pay cash or deliver other property under this Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Board in a manner that complies with Section 409A of the Code.

(d) Share-based awards pursuant to this Section 10 are not required to be subject to any minimum vesting period.

11. Transferability.

(a) Except as otherwise determined by the Board, no Option Right, Appreciation Right or other derivative security granted under the Plan shall be transferable by the Participant except by will or the laws of descent and distribution, and in no event shall any such award granted under this Plan be transferred for value. Except as otherwise determined by the Board, Option Rights and Appreciation Rights will be exercisable during the Participant’s lifetime only by him or her or, in the event of the Participant’s legal incapacity to do so, by his or her guardian or legal representative acting on behalf of the Participant in a fiduciary capacity under state law and/or court supervision.

(b) The Board may specify at the Date of Grant that part or all of the shares of Common Stock that are (i) to be issued or transferred by the Company upon the exercise of Option Rights or Appreciation Rights, upon the termination of the Restriction Period applicable to Restricted Stock Units or upon payment under any grant of Performance Shares or Performance Units or (ii) no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in Section 6 of this Plan, will be subject to further restrictions on transfer.

12. Adjustments. The Board shall make or provide for such adjustments (including acceleration) in the numbers of shares of Common Stock covered by outstanding Option Rights, Appreciation Rights, Restricted Stock Units, Performance Shares and Performance Units granted hereunder and, if applicable, in the number of shares of Common Stock covered by other awards granted pursuant to Section 10 hereof, in the Option Price and Base Price provided in outstanding Appreciation Rights, and in the kind of shares covered thereby, as the Board, in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants or Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) any merger, consolidation, spin-off, split- off, spin-out, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event or in the event of a Change of Control, the Board, in its discretion, may provide in substitution for any or all outstanding awards under this Plan such alternative consideration (including cash), if any, as it, in good faith, may determine to be equitable in the circumstances and may require in connection therewith the surrender of all awards so replaced in a manner that complies with Section 409A of the Code. In addition, for each Option Right or Appreciation Right with an Option Price or Base Price greater than the consideration offered in connection with any such transaction or event or Change of Control, the Board may in its sole discretion elect to cancel such Option Right or Appreciation Right without any payment to the person holding such Option Right or Appreciation Right. The Board shall also make or provide for such adjustments in the numbers of shares of Common Stock specified in Section 3 of this Plan as the Board in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 12; provided, however, that any adjustment or acceleration to an Option Right intended to qualify as an Incentive Stock Option, which will fail to so qualify as such after the adjustment or acceleration, will be a non-qualified Option Right.

13. Administration of the Plan.

(a) This Plan will be administered by the Board, which may from time to time delegate all or any part of its authority under this Plan to the Compensation Committee of the Board (or a subcommittee thereof), as constituted from time to time. To the extent of any such delegation, references in this Plan to the Board will be deemed to be references to such committee or subcommittee. A majority of the committee (or subcommittee) will constitute a quorum, and the action of the members of the committee (or subcommittee) present at any meeting at which a quorum is present, or acts unanimously approved in writing, will be the acts of the committee (or subcommittee).

(b) The interpretation and construction by the Board of any provision of this Plan or of any agreement, notification or document evidencing the grant of Option Rights, Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units or other awards pursuant to Section 10 of this Plan and any determination by the Board pursuant to any provision of this Plan or of any such agreement, notification or document will be final and conclusive. No member of the Board will be liable for any such action or determination made in good faith.

(c) The Board or, to the extent of any delegation as provided in Section 13(a), the committee, may delegate to one or more of its members or to one or more officers of the Company, or to one or more agents or advisors, such administrative duties or powers as it may deem advisable, and the Board, the committee, or any person to whom duties or powers have been delegated as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Board, the committee or such person may have under the Plan. The Board or the committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as the Board or the committee: (i) designate employees to be recipients of awards under this Plan; (ii) determine the size of any such awards; provided, however, that (A) the Board or the committee shall not delegate such responsibilities to any such officer for awards granted to an employee who is an officer, Director, or more than 10% beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Board in accordance with Section 16 of the Exchange Act; (B) the resolution providing for such authorization sets forth the total number of shares of Common Stock such officer(s) may grant; and (iii) the officer(s) shall report periodically to the Board or the committee, as the case may be, regarding the nature and scope of the awards granted pursuant to the authority delegated.

14. Cancellation Provisions. Any Evidence of Award may provide for the cancellation, modification or termination of an award upon such terms and conditions as may be determined from time to time by the Board.

15. Non U.S. Participants. In order to facilitate the making of any grant or combination of grants under this Plan, the Board may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Subsidiary outside of the United States of America or who provide services to the Company under an agreement with a foreign nation or agency, as the Board may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Board may approve such supplements to or amendments, restatements or alternative versions of this Plan (including without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of this Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as this Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

16. Withholding Taxes. To the extent that the Company is required to withhold federal, state, local or foreign taxes in connection with any payment made or benefit realized by a Participant or other person under this Plan, and the amounts available to the Company for such withholding are insufficient, it will be a condition to the receipt of such payment or the realization of such benefit that the Participant or such other person make arrangements satisfactory to the Company for payment of the balance of such taxes required to be withheld, which arrangements (in the discretion of the Board) may include relinquishment of a portion of such benefit. If a Participant’s benefit is to be received in the form of Common Stock, and such Participant fails to make arrangements for the payment of tax, the Company shall withhold such shares of Common Stock having a value equal to the amount required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld, or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding will be valued at an amount equal to the Market Value per Share of such Common Stock on the date the benefit is to be included in Participant’s income. In no event shall the Market Value per Share of the Common Stock to be withheld and delivered pursuant to this Section 16 to satisfy applicable withholding taxes in connection with the benefit exceed the minimum amount of taxes required to be withheld. Participants shall also make such arrangements as the Company may require for the payment of any withholding tax obligation that may arise in connection with the disposition of shares of Common Stock acquired upon the exercise of Option Rights.

17. Amendments, Etc.

(a) The Board may at any time and from time to time amend the Plan in whole or in part; provided, however, that if an amendment to the Plan (i) would materially increase the benefits accruing to participants under the Plan, (ii) would materially increase the number of securities which may be issued under the Plan, (iii) would materially modify the requirements for participation in the Plan or (iv) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of The NASDAQ Stock Market or, if the Common Stock is not traded on The NASDAQ Stock Market, the principal national securities exchange upon which the Common Stock is traded or quoted, then, such amendment will be subject to stockholder approval and will not be effective unless and until such approval has been obtained.

(b) Except in connection with a corporate transaction or event described in Section 12 of this Plan, the terms of outstanding awards may not be amended to reduce the Option Price of outstanding Option Rights or the Base Price of outstanding Appreciation Rights, or cancel outstanding Option Rights or Appreciation Rights in exchange for cash, other awards or Option Rights or Appreciation Rights with an Option Price or Base Price, as applicable, that is less than the Option Price of the original Option Rights or Base Price of the original Appreciation Rights, as applicable, without stockholder approval.

(c) If permitted by Section 409A of the Code, but subject to the paragraph that follows, in case of termination of employment by reason of death, disability or normal or early retirement, or in the case of unforeseeable emergency or other special circumstances, of a Participant who holds an Option Right or Appreciation Right not immediately exercisable in full, or any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, or any Restricted Stock Units as to which the Restriction Period has not been completed, or any Performance Shares or Performance Units which have not been fully earned, or any other awards made pursuant to Section 10 subject to any vesting schedule or transfer restriction, or who holds Common Stock subject to any transfer restriction imposed pursuant to Section 11(b) of this Plan, or in the case of a Change of Control, the Board may, in its sole discretion, accelerate the time at which such Option Right, Appreciation Right or other award may be exercised or the time at which such substantial risk of forfeiture or prohibition or restriction on transfer will lapse or the time when such Restriction Period will end or the time at which such Performance Shares or Performance Units will be deemed to have been fully earned or the time when such transfer restriction will terminate or may waive any other limitation or requirement under any such award.

(d) Subject to Section 17(b) hereof, the Board may amend the terms of any award theretofore granted under this Plan prospectively or retroactively, except in the case of a Qualified Performance-Based Award (other than in connection with the Participant’s death or disability, or a Change of Control) where such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code. In such case, the Board will not make any modification of the Management Objectives or the level or levels of achievement with respect to such Qualified Performance-Based Award. Subject to Section 12 above, no such amendment shall impair the rights of any Participant without his or her consent. The Board may, in its discretion, terminate this Plan at any time. Termination of this Plan will not affect the rights of Participants or their successors under any awards outstanding hereunder and not exercised in full on the date of termination.

18. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that this Plan and any grants made hereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. This Plan and any grants made hereunder shall be administered in a manner consistent with this intent. Any reference in this Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of the Code) payable under this Plan and grants hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under this Plan and grants hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it, without interest, on the tenth business day of the seventh month after such separation of service.

(d) Notwithstanding any provision of this Plan and grants hereunder to the contrary, in light of the uncertainty with respect to the proper application of Section 409A of the Code, the Company reserves the right to make amendments to this Plan and grants hereunder as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A of the Code. In any case, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with this Plan and grants hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

19. Governing Law. The Plan and all grants and awards and actions taken thereunder shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware.

20. Effective Date/Termination. This Plan will be effective as of the Effective Date. No grants will be made on or after the Effective Date under the Existing Plan, except that outstanding awards granted under the Existing Plan will continue unaffected following the Effective Date. No grant will be made under this Plan after the tenth anniversary of the Effective Date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of this Plan.

21. Miscellaneous.

(a) The Company will not be required to issue any fractional shares of Common Stock pursuant to this Plan. The Board may provide for the elimination of fractions or for the settlement of fractions in cash.

(b) This Plan will not confer upon any Participant any right with respect to continuance of employment or other service with the Company or any Subsidiary, nor will it interfere in any way with any right the Company or any Subsidiary would otherwise have to terminate such Participant’s employment or other service at any time.

(c) To the extent that any provision of this Plan would prevent any Option Right that was intended to qualify as an Incentive Stock Option from qualifying as such, that provision will be null and void with respect to such Option Right. Such provision, however, will remain in effect for other Option Rights and there will be no further effect on any provision of this Plan.

(d) No award under this Plan may be exercised by the holder thereof if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Board, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

(e) Absence or leave approved by a duly constituted officer of the Company or any of its Subsidiaries shall not be considered interruption or termination of service of any employee for any purposes of this Plan or awards granted hereunder, except that no awards may be granted to an employee while he or she is absent on leave.

(f) No Participant shall have any rights as a stockholder with respect to any shares subject to awards granted to him or her under this Plan prior to the date as of which he or she is actually recorded as the holder of such shares upon the stock records of the Company.

(g) The Board may condition the grant of any award or combination of awards authorized under this Plan on the surrender or deferral by the Participant of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Participant.

(h) If any provision of the Plan is or becomes invalid, illegal or unenforceable in any jurisdiction, or would disqualify the Plan or any award under any law deemed applicable by the Board, such provision shall be construed or deemed amended or limited in scope to conform to applicable laws or, in the discretion of the Board, it shall be stricken and the remainder of the Plan shall remain in full force and effect.

APPENDIX A

MANAGEMENT OBJECTIVES FOR

QUALIFIED PERFORMANCE-BASED AWARDS

(1) Profits (e.g., operating income, EBIT, EBT, net income, earnings per share, residual or economic earnings, economic profit — these profitability metrics could be measured before special items and/or subject to GAAP definition);

(2) Cash Flow (e.g., EBITDA, free cash flow, free cash flow with or without specific capital expenditure target or range, including or excluding divestments and/or acquisitions, total cash flow, cash flow in excess of cost of capital or residual cash flow or cash flow return on investment);

(3) Returns (e.g., Profits or Cash Flow returns on: assets, invested capital, net capital employed, and equity);

(4) Working Capital (e.g., working capital divided by sales, days’ sales outstanding, days’ sales inventory, and days’ sales in payables);

(5) Profit Margins (e.g., Profits divided by revenues, gross margins and material margins divided by revenues, and material margin divided by sales pounds);

(6) Liquidity Measures (e.g., debt-to-capital, debt-to-EBITDA, total debt ratio);

(7) Sales Growth, Gross Margin Growth, Cost Initiative and Stock Price Metrics (e.g., revenues, revenue growth, revenue growth outside the United States, gross margin and gross margin growth, material margin and material margin growth, stock price appreciation, total return to stockholders, sales and administrative costs divided by sales, and sales and administrative costs divided by profits); and

(8) Strategic Initiative Key Deliverable Metrics consisting of one or more of the following: product development, strategic partnering, research and development, vitality index, market penetration, geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, supervision of litigation and information technology, and goals relating to acquisitions or divestitures of subsidiaries, affiliates and joint ventures.

FORM OF PROXY CARD

SUPPORT.COM, INC. 1900 SEAPORT BOULEVARD 3RD FLOOR REDWOOD CITY, CA 94063

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:

1. Election of Directors

Nominees

01 Kevin C. Eichler	02 Shawn Farshchi	03 Mark Fries	04 Michael Linton
05 J. Martin O’Malley	06 Joshua Pickus	07 Jim Stephens

The Board of Directors recommends you vote FOR the following proposal(s):

2. To adopt and approve the Company’s 2010 Equity and Performance Incentive Plan.

3. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

NOTE: In their discretion, the Proxies are authorized to vote upon any amendments or variations to the matters identified above, and any other matters that may properly come before the meeting or any postponement or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

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Proxy – SUPPORT.COM, INC.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby authorizes JOSHUA PICKUS or GREG WRENN, as Proxies with full power in each to act without the other and with the power of substitution in each, to represent and to vote all the shares of stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of Support.com, Inc. (the “Company”) to be held at the Company’s headquarters at 1900 Seaport Boulevard, 3rd Floor, Redwood City, California on May 19, 2010 at 4:00 p.m., or at any postponements or adjournments thereof, and instructs said Proxies to vote as stated on the reverse side.

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will have the authority to vote FOR the election of directors, FOR Proposal 2, and Proposal 3 and in accordance with the discretion of the Proxies on any amendments or variations to the matters identified above and any other matters that may properly come before the Annual Meeting of Stockholders.